Exhibit 10.24

UNIT PURCHASE AGREEMENT

BY AND AMONG

TECHNE CORPORATION,

NOVUS HOLDINGS, LLC,

THE MEMBERS OF NOVUS HOLDINGS, LLC,

AND

THE MEMBERS’ REPRESENTATIVE

July 2, 2014

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UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into , as an instrument under seal, as of July 2, 2014, by and among TECHNE CORPORATION, a Minnesota corporation (“Purchaser”), NOVUS HOLDINGS, LLC, a Delaware limited liability company (the “Company”), the Members (the “Members”) of the Company, and Mainsail Partners II, L.P., solely in its capacity as the Members’ Representative. Certain other capitalized terms used in this Agreement are defined in Exhibit A. Purchaser, the Company, the Members and the Members’ Representative are occasionally referred to herein as the “parties.”

RECITALS

WHEREAS, the Members own all of the issued and outstanding Units; and

WHEREAS, the Members desire to sell, and Purchaser desires to purchase, all of the Units, for the consideration and on the terms set forth in this Agreement (the “Unit Purchase”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. SALE AND TRANSFER OF UNITS; PURCHASE PRICE; CLOSING; CLOSING DELIVERIES.

1.1 Units. Subject to the terms and conditions of this Agreement, at the Closing, the Members will sell and transfer the Units to Purchaser, and Purchaser will purchase the Units from the Members.

1.2 Purchase Price. The purchase price (the “Purchase Price”) for the Units will be an amount equal to: (i) $60,000,000, plus (ii) the amount of Company Cash, if any, minus (iii) the amount of the Company Debt, if any, subject to adjustment as provided in Section 1.6 hereof.

1.3 Payment of Purchase Price. At the Closing, and subject to the conditions set forth in this Agreement, Purchaser will make the following payments:

(a) Indebtedness. Purchaser will pay the amount equal to the Company Debt, by wire transfer of immediately available funds, to each of the payees set forth in the Closing Indebtedness certificate prepared by the Company (the “Closing Debt Certificate”).

(b) Specified Transaction Expenses. Purchaser will pay the amount of the Specified Transaction Expenses, by wire transfer of immediately available funds, to each of the payees set forth in the Closing expense certificate prepared by the Company (the “Closing Expense Certificate”) to accounts designated in the Closing Expense Certificate.

(c) Escrow Amount. Purchaser will pay to the Escrow Agent, by wire transfer of immediately available funds to the account designated by the Escrow Agent, the Escrow Amount, pursuant to the terms and conditions of the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Amount will be held in an account (the “Escrow Account”) solely for the purpose of securing the indemnification obligations of the Members set forth in this Agreement and making any payments owed to Purchaser or the other Indemnified Persons pursuant to this Agreement. Subject to a reserve for pending claims, the terms and conditions of this Agreement and the Escrow Agreement, the Escrow Agreement will provide for the release of amounts remaining in the Escrow Account on the 15 month anniversary of the Closing; provided, however, that no amounts subject to unresolved claims will be released until such claims are resolved. Any release and payment of amounts remaining in the Escrow Account to the Members will be made in accordance with the Closing Consideration Spreadsheet, as updated in accordance with this Agreement. All fees, costs and expenses of the Escrow Agent with respect to the Escrow Account will be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Members. The Escrow Amount will be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Amount will be held as a trust fund and will not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and will be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(d) Contingency Amount. Purchaser will pay to the Members’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Members’ Representative, an amount equal to $500,000.00 (the “Contingency Amount”). The Contingency Amount will be used, in the sole and absolute discretion of the Members’ Representative, to pay the costs and expenses, if any, incurred by the Members’ Representative in accordance with or otherwise related to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, and any other costs or expenses incurred by the Members’ Representative in the performance of its obligations as the Members’ Representative. The retention by the Members’ Representative of any amounts in the Contingency Amount shall not be used as evidence that the Members have any liability hereunder. Any amounts received by the Members’ Representative, in its capacity as such, may be used at the Members’ Representative’s discretion to increase the Contingency Amount. If the Members’ Representative determines to release all or a portion of the Contingency Amount, such amounts will be distributed to the Members in accordance with the proportions set forth in the Closing Consideration Spreadsheet.

(e) Company Change in Control Payments. Purchaser will pay to the Company, by wire transfer of immediately available funds to the account(s) designated in writing by the Company, the amount of the Company Change in Control Payments for further distribution through the Company’s payroll system, less any applicable income and employment withholding Taxes, to each of the payees set forth in the Closing Consideration Spreadsheet.

(f) Closing Payment. Purchaser will pay to the Members an amount equal to the Purchase Price, less the Specified Transaction Expenses, the Escrow Amount, the Contingency Amount and the Company Change in Control Payments, by wire transfer of immediately available funds to accounts designated by the recipients.

1.4 Closing. The closing of the purchase and sale of the Units and the transactions relating thereto (the “Closing”) will take place at the offices of Fredrikson & Byron, P.A., located at 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402, concurrently with the execution of this Agreement; provided, however, that the Closing may be conducted by facsimile, .pdf, e-mail, or other form of electronic communication. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing will be effective as of 12:01 a.m. local time on the Closing Date.

1.5 Closing Consideration Spreadsheet.

(a) Closing Consideration Spreadsheet. Attached hereto as Exhibit C is a spreadsheet (the “Closing Consideration Spreadsheet”) setting forth all of the following information, estimated as of the Closing Date: (a) correct names of all Members and their respective addresses and taxpayer identification numbers (and such other information as Purchaser may reasonably request) as reflected in the records of the Company; (b) the amount and type of Units held by each of such Members and the Pro Rata Portions of such Members; (c) the amount of the Purchase Price payable to each Member in connection with the Closing; (d) the manner in which any distribution of the Escrow Amount will be distributed among the Members and the manner in which each such distribution will be calculated; (e) the aggregate amount of Company Debt, along with a breakdown by lender, amount of Company Debt and the wire transfer information of each lender; (f) the amount of Specified Transaction Expenses (including an itemized list of each such Specified Transaction Expense indicating the general nature of such expense (e.g., legal, accounting, etc.), and the Person to whom such expense is owed) and the wire transfer information of each such Person; (g) the Escrow Amount; (h) the Contingency Amount; (i) the aggregate amount of Company Change in Control Payments, and (j) the amount of Company Cash, along with a breakdown by Person entitled to receive such payments. In no event will the aggregate amount payable by Purchaser set forth on the Closing Consideration Spreadsheet, or any update thereto, exceed $60,000,000, as adjusted up or down by the amount of the Company Cash and the Final Adjustment Amount.

(b) Accuracy of Closing Consideration Spreadsheets. The Closing Consideration Spreadsheet and any updates to the Closing Consideration Spreadsheet are the sole responsibility of the Members, and the Members hereby agree that neither the Company nor Purchaser, nor any of Purchaser’s Affiliates, will have any responsibility or liability for any errors, omissions or inaccuracies therein. Purchaser and its Affiliates will be entitled to rely on the accuracy of the Closing Consideration Spreadsheet and any updates to the Closing Consideration Spreadsheet in all respects, and Purchaser’s obligation to make any payments pursuant to this Article 1 will be deemed fulfilled to the extent Purchaser makes such payments in accordance with the foregoing.

1.6 Closing Date Net Working Capital Adjustment.

(a) Delivery of Estimated Closing Date Statement. The Company has delivered to Purchaser the Company’s good-faith estimate of (i) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) the Company Cash at Closing (the “Estimated Company Cash”), and (iii) the corresponding Adjustment Amount prior to the Closing Date (the “Estimated Closing Date Statement”). Such estimates are based on the

Company’s books and records, the best estimate of the management of the Company and other information then available. If Purchaser does not agree with the Estimated Closing Date Statement, the Members’ Representative and Purchaser will negotiate in good faith to mutually agree on an acceptable Estimated Closing Date Net Working Capital and Estimated Company Cash, and the Members’ Representative will consider in good faith any proposed comments or changes that Purchaser may reasonably suggest; provided, however, that the failure to include in the Estimated Closing Date Statement any changes proposed by Purchaser, or the acceptance by Purchaser of the Estimated Closing Date Statement, or the consummation of the Closing, will not limit or otherwise affect Purchaser’s remedies under this Agreement, including Purchaser’s right to include such changes or other changes in the Closing Date Statement, or constitute an acknowledgment by Purchaser of the accuracy of the Estimated Closing Date Net Working Capital or Estimated Company Cash; provided, further, that the failure of Purchaser and the Members’ Representative to reach such mutual agreement will not give any party the right to terminate this Agreement or otherwise fail to close the transactions contemplated hereunder, and the Estimated Closing Date Net Working Capital (i) delivered by the Company or (ii) as agreed to by the Members’ Representative and Purchaser will be the figure used for purposes of determining the Estimated Adjustment Amount.

(b) Determination of Adjustment Amount. The Adjustment Amount used for the calculation of the Purchase Price on the Closing Date (the “Estimated Adjustment Amount”) will be based on the Estimated Closing Date Net Working Capital, and the Estimated Company Cash will be the amount set forth in the Estimated Closing Date Statement. Purchaser, the Company, the Members and the Members’ Representative acknowledge and agree that the exact Adjustment Amount and the exact amount of Company Cash will not be known as of the Closing Date and that the Adjustment Amount determined on the Closing Date and amount of Company Cash determined on the Closing Date may need to be adjusted subsequent to the Closing Date on the basis set forth herein. Accordingly, no later than 75 days after the Closing Date, Purchaser will prepare and deliver to the Members’ Representative (i) an unaudited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP and the Company’s past practices (as adjusted by the terms of this Agreement), (ii) a determination of the Closing Date Net Working Capital, (iii) a statement setting forth the determination of the resulting Adjustment Amount, and (iv) its calculation of the actual Company Cash (the “Closing Date Statement”). The Members’ Representative and Purchaser will have the right to review all records, work papers and calculations that are reasonably necessary for the purpose of reviewing the Estimated Closing Date Statement, the Closing Date Balance Sheet and the Closing Date Statement. If, for any reason, the Purchaser fails to deliver the Closing Date Statement within the time period required by Section 1.6(b), the Estimated Closing Date Statement delivered by the Company to the Purchaser prior to the Closing shall be considered for all purposes of this Agreement as being the “Closing Date Statement” delivered by the Purchaser pursuant to this section and the Members’ Representative shall have all of its rights under this Section 1.6 with respect to such statement.

(c) Members’ Representative’s Right to Dispute. The Members’ Representative will have 30 days after delivery of the Closing Date Statement in which to notify Purchaser in writing (such notice, a “Closing Date Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Closing Date Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Purchaser regarding the adjustment requested by the Members’ Representative, an appropriate adjustment will be made thereto. If the Members’ Representative does not deliver a Closing Date Dispute Notice to Purchaser during such 30 day period, the Closing Date Statement will be deemed to be accepted in the form presented to the Members’ Representative.

(d) Arbitration of Disputes. If the Members’ Representative timely delivers a Closing Date Dispute Notice and Purchaser and the Members’ Representative do not agree, within 15 days after timely delivery of the Closing Date Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement will be submitted for review and final determination by the Independent Accounting Firm. The review by the Independent Accounting Firm will be limited to the discrepancies and disagreements set forth in the Closing Date Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Closing Date Net Working Capital and Company Cash and the resulting Adjustment Amount by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with GAAP (as adjusted by the terms of this Agreement) in accordance with the Company’s past practices, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Purchaser or the Members’ Representative, as the case may be, and no lower than the lower amount calculated by Purchaser or the Members’ Representative as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than 30 days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud. The fees, costs and expenses of retaining the Independent Accounting Firm shall be borne by the party whose positions generally did not prevail in such determination, or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses shall be borne 50% by the Members (such amount to be paid by the Members’ Representative, on the Members’ behalf) and 50% by Purchaser.

(e) Finalization of Adjustment Amount. Following the resolution of all objections of the Members’ Representative regarding the manner in which any item or items are treated on the Closing Date Statement, by mutual agreement or Independent Accounting Firm, Purchaser will prepare the final Closing Date Statement reflecting such resolution and will deliver copies thereof to the Members’ Representative and such final Closing Date Statement will be the “Final Closing Date Statement,” and, for the avoidance of doubt, the final Adjustment Amount set forth in the Final Closing Date Statement will be the “Final Adjustment Amount” and the Company Cash set forth in the Final Closing Date Statement will be the “Final Company Cash.”

(f) Final Adjustment Amount. If the Final Adjustment Amount exceeds the Estimated Adjustment Amount used for the calculation of the Purchase Price on the Closing Date, then the Purchase Price will be increased on a dollar-for-dollar basis by an amount equal to the entire amount of such difference. If the Estimated Adjustment Amount used for the calculation of the Purchase Price on the Closing Date exceeds the Final Adjustment Amount, then the Purchase Price will be decreased on a dollar-for-dollar basis by an amount equal to the entire amount of such difference.

(g) Payment of Cash Adjustment. If the Final Company Cash exceeds the Estimated Company Cash, then the Purchase Price will be increased on a dollar-for-dollar basis by an amount equal to the entire amount of such difference. If the Estimated Company Cash exceeds the Final Company Cash, then the Purchase Price will be decreased on a dollar-for-dollar basis by an amount equal to the entire amount of such difference.

(h) Payment. Without duplication, all amounts payable pursuant to Sections 1.6(f) and 1.6(g) will be aggregated in determining whether there is reduction or an increase to the Purchase Price pursuant to this Section 1.6. In the event of an increase to the Purchase Price pursuant to this Section 1.6, within five Business Days of the final determination of the Final Adjustment Amount, Purchaser will pay the entire amount of such difference, at the Members’ Representative’s discretion as set forth in written notice to Purchaser, to either (i) the Members by wire transfer of immediately available funds in accordance with the Closing Consideration Spreadsheet; or (ii) to the Members’ Representative, as an addition to the Contingency Amount. In the event of a reduction to the Purchase Price pursuant to this Section 1.5, within five Business Days of the final determination of the Final Adjustment Amount, the Members’ Representative will pay to Purchaser the entire amount of such reduction.

(i) Effect on Other Provisions. No adjustment to the Purchase Price pursuant to this Section 1.6 shall independently be considered a breach of any representation, warranty or other provision of this Agreement or any certificate or document delivered pursuant to this Agreement. Neither Purchaser nor the Company shall make any claim in respect of the determination of the Purchase Price or any item included within the determination of the Purchase Price other than in accordance with this Section 1.6.

1.7 Transfer Taxes. All transfer, documentary, recording and other similar fees payable in connection with the execution and delivery of this Agreement, the consummation of the Closing and the other transactions contemplated hereby will be paid by the Members.

1.8 Withholding Rights. Purchaser, the Company and the Escrow Agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Member such amounts as Purchaser, the Company or the Escrow Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Purchaser, the Company or the Escrow Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Member.

1.9 Allocation of Purchase Price. Schedule 1.9 sets forth an agreed methodology for allocation of (a) the Purchase Price based on the fair market value of the assets directly owned (for U.S. federal income tax purposes) by the Company, including the Company’s equity interests in Imgenex Corporation, Inc. (“Imgenex”) and Novus Biologicals, LLC and (b) the portion of the Purchase Price allocated to the equity interests in Novus Biologicals, LLC pursuant to Section 1.9(a) based on the fair market value of the assets directly owned (for U.S. federal income tax purposes) by Novus Biologicals, LLC, in each case in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser will prepare an Internal Revenue Service Form 8594 with respect to the Unit Purchase, and report the transaction for all other federal and state income Tax purposes, in a manner that is consistent with Section 5.2(a) and the allocation set forth in Schedule 1.9. The Members will prepare any statement required by Section 751 of the Code and the Treasury Regulations promulgated thereunder with respect to the Unit Purchase, and report the transaction for all other federal and state income Tax purposes, in a manner that is consistent with Section 5.2(a) and the allocation set forth in Schedule 1.9. In the event Purchaser elects under Section 754 of the Code to adjust the basis of assets pursuant to Section 743 of the Code and the Treasury Regulations promulgated thereunder with respect to the Unit Purchase, Purchaser will make any such adjustment and report the transaction for all other federal and state income Tax purposes, in a manner that is consistent with Section 5.2(a) and the allocation set forth in Schedule 1.9.

1.10 Closing Deliverables.

(a) Purchaser Deliverables. Purchaser will, at the Closing, do or cause to be done each of the following:

(i) deliver the Escrow Agreement, dated as of the Closing Date and executed by Purchaser and the Escrow Agent; and

(ii) such other documents relating to the transactions contemplated by this Agreement as the Members’ Representative may reasonably request.

(b) Company and Member Deliverables. The Company and the Members will deliver to Purchaser, at the Closing, as applicable, each of the following:

(i) the Escrow Agreement, dated as of the Closing Date and executed by the Company and the Members’ Representative;

(ii) separate assignments of the Units by each Member to Purchaser, executed by each Member;

(iii) resignations of each of the members of the Management Board of the Company and the board of directors (or similar governing body) of each Company Subsidiary and each officer of the Company and each Company Subsidiary, in each case effective no later than immediately prior to the Closing;

(iv) the Closing Consideration Spreadsheet, which will include the Closing Expense Certificate and the Closing Debt Certificate;

(v) from each holder of Company Debt, a payoff letter, in form and substance reasonably satisfactory to Purchaser, setting forth the total amount of outstanding Indebtedness due such Person, including accrued interest and any prepayment fees or penalties, as of the Closing Date, and releases, in form and substance reasonably satisfactory to Purchaser, of the Encumbrances set forth on Schedule 1.10(b)(v);

(vi) a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that an interest in Imgenex is not a U.S. real property interest within the meaning of Section 897(c) of the Code, together with the required notice to the IRS and written authorization for Purchaser to deliver such notice and a copy of such statement to the IRS on behalf of Imgenex upon the Closing;

(vii) a properly executed statement, dated as of the Closing Date, from the Company in accordance with Treasury Regulation Section 1.1445-11T(d)(2)(i);

(viii) a properly executed statement, dated as of the Closing Date, from Novus Biologicals, LLC in accordance with Treasury Regulation Section 1.1445-11T(d)(2)(i);

(ix) employment agreements or consulting agreements, dated as of the Closing Date, executed by each of the individuals listed on Schedule 1.10(b)(ix), in the forms attached hereto as Exhibit D-1 and Exhibit D-2, respectively;

(x) The Board and Equity Documents (as defined in Section 2.33);

(xi) terminations of the contracts set forth on Schedule 1.10(b)(xi);

(xii) a certificate of the Secretary of the Company and of each Company Subsidiary certifying to corporate good standing with respect to the Company and each Company Subsidiary and, (i) with respect to the Company, authenticating a certificate of status issued by the Secretary of State of the State of Delaware, authenticating the Certificate of Formation of the Company, certified as of the most recent practicable date by the Secretary of State of the State of Delaware, and the Limited Liability Company Agreement of the Company, and the resolutions of the Board of Managers of the Company approving this Agreement and the transactions contemplated hereunder, and (ii) with respect to each Company Subsidiary, authenticating a certificate of status issued by the applicable Governmental Authority, authenticating the Organizational Documents of such Company Subsidiary, certified as of the most recent practicable date by the applicable Governmental Authority;

(xiii) copies of each of the consents and authorizations described on Schedule 1.10(b)(xiii), which must be in full force and effect;

(xiv) assignments of the Units, executed by each Member; and

(xv) such other documents relating to the transactions contemplated by this Agreement as Purchaser may reasonably request.

1.11 Members’ Representative.

(a) Each Member hereby irrevocably constitutes and appoints Mainsail Partners II, L.P. as his, her or its sole, exclusive, true and lawful agent and attorney-in-fact (the “Members’ Representative”), with full power of substitution to act in such Member’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement or the Escrow Agreement, and to act on such Member’s behalf in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement (other than claims against an individual Member under Section 6.1(c)), and to do or refrain from doing all such further acts and things, and execute all such documents on such Member’s behalf, as the Members’ Representative deems necessary or appropriate in connection with the transactions contemplated by this Agreement or the Escrow Agreement, including the power: (i) to execute and deliver this Agreement and any and all amendments, waivers or modifications hereof; (ii) to waive any condition to the obligations of such Member to consummate the transactions contemplated by this Agreement; (iii) to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Member that the Members’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement; (iv) to receive on behalf of, and to distribute (after payment of (A) any unpaid expenses chargeable to the Members or the Company prior to the Closing in connection with the transactions contemplated by this Agreement, and (B) amounts payable by the Members pursuant to Section 1.6), all amounts payable to such Member under the terms of this Agreement or the Escrow Agreement; and (v) to do or refrain from doing any further act or deed on behalf of such Member as is assigned, delegated or charged to the Members’ Representative or that the Members’ Representative otherwise deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, as fully and completely as such Member could do if personally present. All such actions set forth or described in this Section 1.11(a) will be deemed to be facts ascertainable outside this Agreement and will be binding on the Members.

(b) The appointment of the Members’ Representative is deemed coupled with an interest and will be irrevocable, and Purchaser, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Members’ Representative on behalf of the Members in all matters referred to herein. All notices delivered by Purchaser or the Company (following the Closing) to the Members’ Representative (whether pursuant hereto or otherwise) for the benefit of the Members will constitute notice to the Members. The Members’ Representative will act for the Members on all of the matters set forth in this Agreement in the manner the Members’ Representative believes to be in the best interest of the Members as a whole and consistent with its obligations under this Agreement, but the Members’ Representative will not be responsible to the Members for any loss or damages it or they may suffer by reason of the performance by the Members’ Representative of its duties under this Agreement, other than loss or damage arising from fraud by the Members’ Representative.

(c) If the Members’ Representative resigns or is otherwise similarly unable to carry out its duties hereunder, then the Members who held greater than 51% of the Units immediately prior to the Closing (the “Requisite Members”) will, within five Business Days, appoint a new Members’ Representative. The Requisite Members may at any time, for any reason or no reason, remove the Members’ Representative. If at any time there is not a Members’ Representative and the Members fail to designate in writing a successor Members’ Representative within five Business Days after receipt of a written request delivered by Purchaser to the Requisite Members requesting that a successor Members’ Representative be designated in writing, then Purchaser may petition a court of competent jurisdiction to appoint a new Members’ Representative hereunder.

(d) All actions, decisions and instructions of the Members’ Representative taken, made or given pursuant to the authority granted to the Members’

Representative pursuant to this Section 1.11 will be conclusive and binding upon each Member, and no Member will have the right to object, dissent, protest or otherwise contest the same. Each Member, by the execution and delivery of this Agreement, will be deemed to have approved, confirmed and ratified any action taken by the Members’ Representative in the exercise of the power-of-attorney granted to the Members’ Representative pursuant to this Section 1.11, which power-of-attorney, being coupled with an interest, is irrevocable and will survive the death, incapacity or incompetence of each such Member.

(e) The Members’ Representative will not be liable to the Members for any act done or omitted hereunder in its capacity as the Members’ Representative unless caused by fraud by the Members’ Representative. The Members’ Representative will not have any fiduciary, agency or other duties to the Members and its only obligations will be as expressly set forth in this Agreement. The Members’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Members hereunder, and Purchaser and the Company agree that they will not look to the underlying assets of the Members’ Representative for the satisfaction of any obligations of the Members (or any of them). The Members will severally, in accordance with their respective Pro Rata Portions (and not jointly), indemnify and defend the Members’ Representative and hold the Members’ Representative on demand harmless against any damages incurred by the Members’ Representative and arising out of or in connection with the acceptance, performance or administration of the Members’ Representative duties hereunder or under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Members’ Representative, which rights will survive the resignation or removal of the Members’ Representative. The Members’ Representative will be entitled to retain its own counsel and other professional advisers in connection with the acceptance, performance or administration of the Members’ Representative’s duties hereunder or under the Escrow Agreement or the exercise of any of the Members’ Representative’s rights hereunder, and will further be entitled to withdraw from the Contingency Amount the amount of any fees and expenses of such counsel and professionals. In the event of any ambiguity or uncertainty hereunder, the Members’ Representative may, in its sole and reasonable discretion, refrain from taking any action, unless the Members’ Representative receives written instructions, signed by the Requisite Members, that eliminate such ambiguity or uncertainty.

(f) If (i) the Members’ Representative elects (1) to assume and control the defense and/or management of any Third Party Claim at the expense of Members in accordance with Section 6.1(f) hereof or (2) to take any other action under this Agreement or the Escrow Agreement that may require the payment of amounts out of the Contingency Amount, including for any attorneys, accountants, auditors or other advisors, and (ii) the Members’ Representative’s good faith estimate of the reasonable expenses to be incurred by of the Members’ Representative in connection with any such action exceeds the balance of the Contingency Amount, the Members’ Representative may refrain from taking any such action until such time as the Members’ Representative, upon seven days’ notice to the Members, receives written commitments signed by the Requisite Members for payment of such expenses, in which case all Members will pay their Pro Rata Portion of such estimated expenses. Any such initial notice by the Members’ Representative to the Members will include a statement of the balance of the Contingency Amount, the good faith estimate of the reasonable expenses to be incurred by the Members’ Representative, the amount by which the estimated expenses to be incurred exceed the balance of the Contingency Amount, and each Member’s Pro Rata Portion of such excess expense amount. Each Member will deliver its Pro Rata Portion of any excess expense amount by wire transfer of immediately available funds, using the wire instructions identified in any such initial notice, no later than ten days following the date on which the Members’ Representative gives such Member notice of the receipt of commitments signed by the Requisite Members for payment of such excess expenses; provided, however, that no Member will be required to make any payments, individually or in the aggregate, pursuant to this Section 1.11(f) in excess of the Purchase Price previously received by such Member. Any amounts thus paid will increase the balance of the Contingency Amount. The Members’ Representative may invest the Contingency Amount as it determines in its discretion. Any amounts released from the Contingency Amount will be released to each Member based on such Member’s Pro Rata Portion of any remaining amount of the Contingency Amount.

2. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES. Except as disclosed in a disclosure schedule of even date herewith delivered by the Company and the Members to Purchaser (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, that the following statements are true and correct as of the date hereof. Except for the representations and warranties expressly set forth in this Article 2, the Company makes no other representations or warranties regarding the Company or the Company Subsidiaries (either express or implied).

2.1 Organization, Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Company’s current business by the Company requires such qualification, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company has posted in the Data Room true and correct copies of the Company’s Organizational Documents, in each case as in effect as of the date of this Agreement.

2.2 Company Subsidiaries. Section 2.2 of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Company Subsidiary and the Company’s or another Company Subsidiary’s ownership in each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company Subsidiary has the requisite company power to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of such Company Subsidiary’s current business by such Company Subsidiary requires such qualification, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company has posted in the Data Room true and correct copies of the Organizational Documents of each Company Subsidiary, in each case as in effect as of the date of this Agreement.

2.3 Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and all documents contemplated hereby to which the Company is a party or signatory, to consummate the Closing and the other transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and all documents contemplated hereby to which the Company is a party or signatory, and the consummation by the Company of the Closing and the other transactions contemplated hereby and thereby, have been duly authorized and approved unanimously by the Company’s Management Board, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

2.4 Capitalization.

(a) The authorized, issued and outstanding equity securities of the Company is set forth in Section 2.4(a) of the Company Disclosure Schedule. The Units constitute all of the issued and outstanding equity securities in the Company. All outstanding Units (a) are duly authorized, validly issued, fully paid and non-assessable, (b) are free of any Encumbrances, and (c) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Organizational Documents of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Units or obligating the Company to grant, or enter into any option, warrant, call, right, commitment or agreement regarding Units. Except for the Company’s Organizational Documents, and except as set forth in Section 2.4(a) of the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to the voting, purchase or sale of Units (x) between or among the Company and any of the Members or (y) between or among any Members.

(b) The authorized, issued and outstanding equity securities of each Company Subsidiary is set forth in Section 2.4(b) of the Company Disclosure Schedule. The equity securities of each Company Subsidiary set forth in Section 2.4(b) of the Company Disclosure Schedule constitute all of the issued and outstanding equity securities in each such Company Subsidiary. All such outstanding equity securities (a) are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable to such equity securities), (b) are free of any Encumbrances, and (c) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Organizational Documents of the Company Subsidiaries or any agreement to which any Company Subsidiary is a party or by which it is bound. Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which any Company Subsidiary is a party or by which it is bound, obligating any Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities or obligating any Company Subsidiary to grant, or enter into any option, warrant, call, right, commitment or agreement regarding equity securities. Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to the voting, purchase or sale of the equity securities of any Company Subsidiary (x) between or among the Company, any Company Subsidiary and any of the Members or (y) between or among any Members.

(c) All outstanding securities of the Company and the Company Subsidiaries have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and all applicable “blue sky” laws.

2.5 Noncontravention. Except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the transactions contemplated hereby will not (with or without notice or lapse of time, or both) result in, a termination, or breach or violation by the Company or any Company Subsidiary of, or a default by the Company or any Company Subsidiary under, or result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under, or result in the creation of any Encumbrance, or require any consent under, (a) any provision of the Company’s Organizational Documents, as amended to date; (b) any provision of the Organizational Documents of any Company Subsidiary; (c) any Material Contract or (d) any Legal Requirement applicable to the Company or any Company Subsidiary or any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by the Company or any Company Subsidiary in order for the Company to execute and deliver this Agreement or to consummate the Closing or the other transactions contemplated hereby.

2.6 Governmental Authorizations. The Company and each Company Subsidiary has at all times maintained each federal, state, county, local or foreign Governmental Authority consent, license, permit, grant, approval or other authorization (“Permits”) required for the operation by the Company and each such Company Subsidiary of its business, and all of such Permits obtained by the Company and the Company Subsidiaries are in full force and effect. Neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority with respect to the revocation, material limitation or termination of any such Permit. The Company and the Company Subsidiaries are in material compliance with the terms of all such Permits.

2.7 Financial Statements; Internal Controls.

(a) Attached as Section 2.7 of the Company Disclosure Schedule are (i) the audited consolidated balance sheets, statements of income and members’ equity and statements of cash flows of the Company as of and for the fiscal years ended December 31, 2013 and December 31, 2012 and (ii)(1) the unaudited balance sheet of Company (the “Company Balance Sheet”) as of May 31, 2014 (the “Company Balance Sheet Date”) and (2) the unaudited consolidated statements of income, members’ equity and cash flows for the five-month period ended May 31, 2014, in the case of (i) above, together with the notes to such financial statements

(collectively, the “Company Financial Statements”). The Company Financial Statements (i) are consistent with the books and records of the Company; (ii) have been prepared in accordance with GAAP (except as otherwise stated therein or in the case of the unaudited Company Financial Statements, for the omission of footnotes and subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered; and (iii) fairly present, in all material respects, the financial position, results of income, members’ equity and cash flows of the Company on a consolidated basis as of the dates indicated therein, subject to normal year-end adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements. The statements of income included in the Company Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto. The financial books of account of the Company have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods through the periods involved all of the material transactions of the Company, and the Company Financial Statements have been prepared and presented based upon and in conformity therewith. The Company has provided or made available to Purchaser copies of all material correspondence with its independent certified accountants since January 1, 2011.

(b) The Company and the Company Subsidiaries maintain a system of internal controls over financial reporting that provides commercially reasonable assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) receipts and expenditures and other transactions are executed in accordance with the authorization of management; (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets and liabilities of the Company and the Company Subsidiaries; and (iv) there is prevention or timely detection of the unauthorized acquisition, use, or disposition of assets of the Company and the Company Subsidiaries that would affect the Company’s financial statements.

2.8 Absence of Undisclosed Liabilities. Except as set forth on Section 2.8 of the Company Disclosure Schedule, as of the date hereof, the Company and the Company Subsidiaries do not have and have not incurred any material liability or obligation of any nature (whether direct or indirect, matured or unmatured, or absolute, accrued, contingent or otherwise), except (a) for liabilities permitted by or incurred pursuant to this Agreement; (b) as disclosed in the Company Disclosure Schedule; (c) as reflected on the Company Balance Sheet; (d) performance or payment obligations that are unmatured, unliquidated or contingent pursuant to the contracts, commitments, instruments and other agreements and documents disclosed in the Company Disclosure Schedule (including all obligations for future performance under such contracts other than any obligations arising from a breach or failure to comply by the Company or any Company Subsidiary with any obligations contained therein at any time prior to the Effective Time); or (e) liabilities or obligations (other than obligations for borrowed money or in respect of capitalized leases) reasonably incurred after the Company Balance Sheet Date in the ordinary course of business (none of which are material in nature or amount).

2.9 Absence of Certain Developments. Except as set forth on Section 2.9 of the Company Disclosure Schedule and as otherwise contemplated by this Agreement, since

December 31, 2013, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business; and (b) there has not been any Company Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2013, neither the Company nor any Company Subsidiary has taken any of the following actions:

(a) amended the Organizational Documents of the Company or of any Company Subsidiary;

(b) transferred, issued, sold, pledged, encumbered or disposed of any Units or other securities of, or ownership interests in, the Company or any Company Subsidiary, or otherwise changed its capitalization, or issued, granted or sold any options, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any Units, or any securities or obligations convertible into, or exercisable or exchangeable for, any Units, or securities of any Company Subsidiary;

(c) (i) effected any recapitalization, reclassification, Unit split, combination or like change in the capitalization of the Company or any Company Subsidiary, or amended the terms of any outstanding securities of the Company or any Company Subsidiary or the underlying agreements related thereto; (ii) declared, set aside or paid any distribution payable in cash, stock or other property whether or not in respect of its Units; or (iii) redeemed, purchased or otherwise acquired directly or indirectly any of the equity securities of the Company or any Company Subsidiary;

(d) spent or committed to any new capital expenditures (other than capital expenditures already reserved pursuant to the budget for the current fiscal year) in excess of $25,000, whether individually or in the aggregate;

(e) entered into or amended any agreement pursuant to which the Company or any Company Subsidiary granted or received rights in or to any material Intellectual Property;

(f) failed to take any action or paid any fee required in connection with the renewal, continuation, or continued prosecution of any Owned Intellectual Property;

(g) except in the ordinary course of business: (i) granted or announced any increase in the salary, severance or other direct or indirect compensation or benefits payable or to become payable to any employee or consultant (except as required by law or under any Employee Plan); (ii) granted any bonus, benefit or other direct or indirect compensation to any employee or consultant; (iii) loaned or advanced any money or other property to any employee or consultant (except advancement of expenses as required by any of the existing Employee Plans in the ordinary course of business); or (iv) except as required by applicable Legal Requirements, amended, terminated, modified, extended, or materially increased the rate or terms of benefits provided under, any Employee Plan or entered into, granted, or adopted any arrangement that would be an Employee Plan;

(h) sold, assigned, leased, transferred or licensed to any Person, or permitted the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of its properties or assets, other than in the ordinary course of business;

(i) formed any Subsidiary or acquired any interest in any other Person (except for short-term investments in the ordinary course of business);

(j) incurred, created or assumed any Indebtedness or amended, modified or made any changes to the terms of any Indebtedness, except in an amount not in excess of $100,000, whether individually or in the aggregate;

(k) acquired or agreed to acquire by merging with, or by purchasing a substantial portion of the equity interests or assets of, or by any other manner, any business or any Person or division thereof or otherwise acquired or agreed to acquire any assets that are material individually or in the aggregate to the business of the Company and the Company Subsidiaries, taken as a whole;

(l) amended, modified or changed any of its accounting policies, practices or procedures, except as required by GAAP;

(m) amended, modified or made any changes in the Company’s or any Company Subsidiary’s standardized or other sales terms and conditions, other than in the ordinary course of business;

(n) delayed or postponed any payment of any accounts payable or other payables or expenses, or accelerated the collection of accounts receivable or cash collections of any type, other than in the ordinary course of business;

(o) entered into any Material Contract, or amended, modified, elected not to renew or terminated any Material Contract, except, in each case, in the ordinary course of business;

(p) amended, modified, terminated or made any changes to the coverage levels of any insurance coverage provided by existing insurance policies, other than in the ordinary course of business;

(q) instituted any legal proceeding or claim, or compromised, settled, or failed to defend any pending legal proceeding or any claim, except for settlements or compromises in an amount less than $25,000, whether individually or in the aggregate, for which the Company and any applicable Company Subsidiary received a full release;

(r) communicated with any Governmental Authority regarding the businesses of the Company or any Company Subsidiary with respect to any matter that could, or could reasonably be expected to, have a Company Material Adverse Effect or result in the institution of any investigation or legal proceeding against the Company or any Company Subsidiary;

(s) waived any right of material value;

(t) made, amended, modified, revoked or changed any election in respect of Taxes, amended, modified, adopted or changed (or made a request to change) any accounting method in respect of Taxes, entered into any Tax sharing, Tax indemnity or closing agreement, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, surrendered any claim for a refund of Taxes, filed any Tax return other than one prepared in the ordinary course of business, filed any amended Tax return or consented to any extension or waiver of the limitation period applicable to any Tax return, Tax claim or assessment in respect of Taxes; or

(u) agreed or committed, whether in writing or otherwise, to take any of the actions described in Sections 2.9(a) through 2.9(t).

2.10 Inventory. Except as set forth on Section 2.10 of the Company Disclosure Schedule, (a) the inventories of the Company and the Company Subsidiaries are in good and marketable condition and are usable and of a quantity and quality saleable in the ordinary course of business; (b) the inventories of the Company and the Company Subsidiaries set forth in the Company Balance Sheet and reflected in the Closing Date Net Working Capital were valued at the lower of cost or market value (net realizable value) and their value is stated therein in accordance with GAAP; (c) the inventories of the Company and the Company Subsidiaries constitute sufficient quantities to conduct their businesses in the ordinary course of business; and (d) all inventories of the Company and the Company Subsidiaries are located at the Leased Real Property.

2.11 Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with the GAAP. All accounts receivable of the Company and the Company Subsidiaries set forth on the Company Balance Sheet and reflected in the Closing Date Net Working Capital are good and collectible at the aggregate recorded amounts thereof, net of recorded reserves that are adequate and were calculated in accordance with GAAP. All accounts receivable arising after the Company Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of recorded reserves that are adequate and were calculated in accordance with GAAP. None of the accounts receivable of the Company or any Company Subsidiary (i) are subject to any setoffs or counterclaims other than the Company’s recorded reserves; or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis, or subject to any other repurchase or return arrangement.

2.12 Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is otherwise a party, nor to the Knowledge of the Company, is there any reasonable basis for any such litigation, action, suit, proceeding, claim, arbitration or investigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is subject to any judgment, ruling, order, writ, decree, stipulation, injunction or determination or in breach or violation of any judgment, ruling, order, writ, decree, stipulation, injunction or determination, (ii) neither the Company nor any Company Subsidiary is engaged in any legal action to recover monies due to it or for damages sustained by it, and (iii) since January 1, 2010, neither the Company nor any Company Subsidiary has been party or subject to any adverse judgment or settlement of any Legal Proceeding in an amount exceeding $75,000 or that resulted in any material non-monetary relief. To the extent allowed pursuant to any applicable law or order, the

Company has posted in the Data Room true, correct and complete copies of all court submissions and correspondence relating to active matters included on in Section 2.12 of the Company Disclosure Schedule.

2.13 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary that has, or would reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of the business of the Company or any Company Subsidiary as currently contemplated.

2.14 Intellectual Property.

(a) Section 2.14(a) of the Company Disclosure Schedule provides a complete and accurate list of all patents, patent applications, copyright applications and registrations, domain name registrations, and trademark applications and registrations that constitute Owned Intellectual Property, and specifying as to each, as applicable: the title or mark; the owner; the applicable jurisdiction; the registration or application serial number; and the registration or application date (collectively, “Registered Intellectual Property”).

(b) Section 2.14(b) of the Company Disclosure Schedule provides a complete and accurate list, including the date, title and parties of all IP Agreements under which the Company or one of the Company Subsidiaries (i) is the licensee or that otherwise relate to the Company’s or any Company Subsidiary’s use of Intellectual Property and (ii) made average aggregate annual payments to the licensor in excess of $25,000 during the three most recent calendar years (or for license agreements entered into on or after January 1, 2011, since the date of such license agreement) (each, a “Material IP Agreement”). Section 2.14(b) of the Company Disclosure Schedule sets forth, for each Material IP Agreement, the product(s) of the Company to which such Material IP Agreement relates. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, with respect to each Material IP Agreement: (i) such Material IP Agreement is in full force and effect as of the date hereof and constitutes a legal, valid and binding agreement of the Company or a Company Subsidiary, and any other party thereto, enforceable in accordance with its terms, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (ii) the Company and the Company Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material IP Agreement; and (iii) to the Knowledge of the Company, (A) no party to such Material IP Agreement is in breach or default of such Material IP Agreement, and (B) the Company has not received any written notice of any breach or default by the Company or any Company Subsidiary of such Material IP Agreement that, with notice or lapse of time would constitute a breach or default thereunder by the Company or a Company Subsidiary, or would permit the modification or premature termination of such IP Agreement by any other party thereto. No party to any Material IP Agreement has made or asserted any defense, set-off or counterclaim under such Material IP Agreement or has exercised, or notified the Company or any Company Subsidiary of any intent to exercise, any right to cancel, terminate or shorten the term of or otherwise modify any such IP Agreement.

(c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, (i) the Company or a Company Subsidiary owns all right, title and interest in and to all of the Owned Intellectual Property and is the owner of record of, all of the Registered Intellectual Property; and (ii) the Owned Intellectual Property is free and clear of any Encumbrances (other than Permitted Encumbrances) and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions.

(d) Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, the Company or a Company Subsidiary has a valid right to use all Intellectual Property other than patents that is not Owned Intellectual Property and that is used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted; and to the Knowledge of the Company, the Company or a Company Subsidiary has a valid right to use all patents that are not Owned Intellectual Property and that are used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(e) No product currently sold or service currently rendered by the Company or any Company Subsidiary, has been alleged in writing to infringe upon, misappropriate, dilute or otherwise violate, any Intellectual Property owned or held by any other Person, except (i) as set forth in Section 2.14(d) of the Company Disclosure Schedule or (ii) where the failure to have rights to practice such Intellectual Property or other rights would reasonably be expected to have a Company Material Adverse Effect.

(f) The rights of the Company and the Company Subsidiaries in and to all Owned Intellectual Property are valid and enforceable, and no Owned Intellectual Property is subject to any outstanding judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority restricting the use of such Intellectual Property, nor is there, or has there been, any pending or, to the Knowledge of the Company, threatened in writing, legal, administrative or governmental action, suit, claim or proceeding relating to any Owned Intellectual Property (including any interference, reissue, reexamination or opposition proceeding or proceeding contesting the rights of the Company or any Company Subsidiary to any Owned Intellectual Property or the ownership, use, enforceability or validity of any Owned Intellectual Property).

(g) The Company and the Company Subsidiaries are in compliance in all material respects with respect to all applicable Legal Requirements regarding the payment of filing, examination, and maintenance fees and proofs of working or use with regards to all Registered Intellectual Property for which the Company or any Company Subsidiary controls the prosecution.

(h) The Company and the Company Subsidiaries have taken all reasonable steps to protect and preserve the confidentiality of all trade secrets included in the Owned Intellectual Property that are material to the Company’s business, and all such trade secrets are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated to the detriment of the Company or any Company Subsidiary.

(i) All current and former employees and independent contractors and consultants of the Company and the Company Subsidiaries who contributed to the creation or development of any Intellectual Property for the Company or the Company Subsidiaries during the course of their employment or engagement with the Company or a Company Subsidiary (i) have an obligation of confidentiality to the Company and/or a Company Subsidiary with respect to such Intellectual Property and (ii) with respect to such Intellectual Property, have duly executed and delivered agreements with the Company or a Company Subsidiary assigning to the Company or a Company Subsidiary all such Intellectual Property, including inventions, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment or engagement by the Company or a Company Subsidiary.

(j) Except as set forth in Section 2.14(j) of the Company Disclosure Schedule, the consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of the Company’s or a Company Subsidiary’s right to own or use the Business Intellectual Property and will not entitle any Person to impose restrictions on or obtain rights to or receive compensation based on the Business Intellectual Property.

(k) The Company and the Company Subsidiaries are, and have at all times been, in material compliance with (i) all applicable Legal Requirements regarding the protection, storage, use, and disclosure of Personal Data; (ii) the privacy policies and other contracts (or portions thereof), if any, in effect between the Company or a Company Subsidiary and customers of the Company or a Company Subsidiary; and (iii) contracts (or portions thereof), if any, between the Company or a Company Subsidiary and vendors, marketing affiliates, and other business partners, including business associate agreements, in each case in clauses (ii) and (iii), that are applicable to the use and disclosure of Personal Data (such policies and contracts being hereinafter referred to as “Privacy Agreements”). To the Knowledge of the Company and the Company Subsidiaries, the Company and the Company Subsidiaries have the right to use the Personal Data in their businesses for the purpose such information is used. The Company and the Company Subsidiaries have taken reasonable steps to protect and preserve the privacy and security of all Personal Data in the possession of the Company and the Company Subsidiaries, whether in written or electronic form. The Company and the Company Subsidiaries have complied with their written privacy policies, and neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any the transfer of Personal Data resulting from such transactions, will violate any Privacy Agreements or any applicable Legal Requirements pertaining to privacy or Personal Data as it currently exists or as it existed at any time during which any of such Personal Data was collected or obtained.

(l) The Company and the Company Subsidiaries have reasonable safeguards in place to protect Personal Data in the Company’s and the Company Subsidiaries’ possession or control from unauthorized access by third persons, including policies prohibiting unauthorized access by the Company’s and the Company Subsidiaries’ employees and contractors. For Personal Data subject to the applicable Legal Requirements of countries outside the United States, including countries within the European Union, such Personal Data has only been transferred by the Company or a Company Subsidiary to a country other than the country in which it was originally collected (or, in the case of Personal Data collected in a country within the European Union, outside the European Economic Area) where the Company and the Company Subsidiaries have taken steps to ensure protection for such Personal Data in compliance with applicable Legal Requirements. To the Knowledge of the Company and the Company Subsidiaries, no person has withdrawn his or her consent to any use or processing of his or her Personal Data or requested erasure of their Personal Data by the Company or the Company Subsidiaries in the three years prior to the date of this Agreement, where Company has not complied with such request.

(m) Since January 1, 2010, to the Company’s and the Company Subsidiaries’ Knowledge, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company or the Company Subsidiaries. To the Company’s and the Company Subsidiaries’ Knowledge, since January 1, 2010, the Company and the Company Subsidiaries have not made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Data that, individually or in the aggregate, materially compromises the security or privacy of such Personal Data. The Company and the Company Subsidiaries have not notified, either voluntarily or as required by a Legal Requirement, any affected individual, any Governmental Authority, or the media of any breach of Personal Data, and the Company and the Company Subsidiaries are not currently planning to conduct any such notification or investigating whether any such notification is required.

(n) The Company and the Company Subsidiaries are not subject to any pending Action or, to the Knowledge of the Company, investigation, audit or review by a Governmental Authority, nor, to the Knowledge of the Company, has any action been threatened in writing, for a violation of any Privacy Agreements or any applicable Law pertaining to privacy or Personal Data. The Company and the Company Subsidiaries have not received any written notices from the United States Department of Health and Human Services Office of Civil Rights or Department of Justice relating to any such violations.

(o) Neither the Company nor any Company Subsidiary has delivered, licensed or made available, and has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any software developed for the Company or any Company Subsidiary to any Person who is not, as of the date of this Agreement, an employee of the Company or a Company Subsidiary.

(p) Section 2.14(p) of the Company Disclosure Schedule (i) contains a complete and accurate list of all Open Source Software that is used, embedded, or distributed by the Company and the Company Subsidiaries, including Open Source Software that is incorporated into, integrated or bundled with, linked with, used in the development or compilation of, or otherwise used in or with any products, and (ii) identifies the license applicable to each such item of Open Source Software. The Company and each Company Subsidiary has used commercially reasonable efforts to regulate the use and distribution of Open Source Software in connection with the business of the Company and the Company Subsidiaries, in compliance with the applicable Open Source Software licenses.

(q) The Company and the Company Subsidiaries use commercially reasonably tools to protect against spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).

(r) In the 12-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any of the Company’s or Company Subsidiaries’ Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company and the Company Subsidiaries that has caused a material disruption or interruption in the operation of the business or the Company or any Company Subsidiary. The Company and the Company Subsidiaries make back-up copies of data and information critical to the conduct of the business of the Company and the Company Subsidiaries.

2.15 Interested Party Transactions. Except as set forth in Section 2.15 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is indebted to any Member, officer, director or employee of the Company or any Company Subsidiary (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses, in each case as reflected in the Company’s and the Company Subsidiaries’ books and records), and no such Member, officer, director or employee is indebted to the Company or any Company Subsidiary. Except as set forth in Section 2.15 of the Company Disclosure Schedule, no Member or any Affiliate thereof owns or has any interest in any property (real or person, tangible or intangible), used in or pertaining to the business of the Company or any Company Subsidiary other than as a result of his, her or its ownership of, or interest in, Units or any other securities of the Company or the Company Subsidiaries set forth in Section 2.15 of the Company Disclosure Schedule.

2.16 Material Contracts.

(a) Section 2.16(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has posted in the Data Room, or made available to Purchaser or its Representatives, a complete and accurate copy of each such Material Contract (including, with respect to each oral contract that is a Material Contract, written summaries of all material terms thereof) and all amendments or modifications thereto that exist as of the date of this Agreement.

(b) With respect to each Material Contract: (i) such Material Contract is in full force and effect as of the date hereof and constitutes a legal, valid and binding agreement of the Company or a Company Subsidiary, and any other party thereto, enforceable in accordance with its terms, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (ii) the Company and the Company Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract; and (iii) (A) no party to such Material Contract is in breach or default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a breach or default thereunder by the Company or a Company Subsidiary or any other party thereto, or would permit the modification or premature termination of such Material Contract by any other party thereto. No party to any Material Contract has made or asserted any defense, set-off or counterclaim under such Material Contract or has exercised, or notified the Company or any Company Subsidiary in writing of any intent to exercise, any right to cancel, terminate or shorten the term of or otherwise modify any such Material Contract.

(c) “Material Contract” means any oral or written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, arrangement, understanding, undertaking, obligation or commitment to which the Company or a Company Subsidiary is a party (i) that provides for payments to or performance by the Company or a Company Subsidiary in an amount equal to or in excess of $50,000 per annum in the aggregate; (ii) the absence of which could have a Company Material Adverse Effect; (iii) with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of the Company or a Company Subsidiary under which the Company or a Company Subsidiary has any obligations as of the date hereof and that is not terminable by the Company or such Company Subsidiary without cause or penalty upon notice of 30 days or less; (iv) that is a supplier, vendor or other contract that provides for payments by the Company or a Company Subsidiary in excess of $50,000 per annum and that cannot be terminated by the Company or a Company Subsidiary after the Closing in accordance with its terms upon not more than 30 days’ notice without penalty or cost; (v) with any labor union or association representing any employee of the Company or a Company Subsidiary; (vi) that limits or restricts the ability of the Company or a Company Subsidiary to compete or otherwise to conduct its business; (vii) for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company or a Company Subsidiary to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier; (viii) that provides for the sale of any of the assets, properties or securities of the Company or a Company Subsidiary, other than in the ordinary course of business, or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities; (ix) evidencing Indebtedness; (x) that is a lease or similar contract with any Person under which (A) the Company or a Company Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Company or a Company Subsidiary, in either case of (A) or (B) above, involving payments to or by the Company or a Company Subsidiary in excess of $50,000 per annum in the aggregate; (xi) obligating the Company or a Company Subsidiary to deliver future products enhancements or containing a “most-favored nation” clause; (xii) relates to a joint venture, partnership or teaming agreement involving the Company or a Company Subsidiary pursuant to which the Company or a Company Subsidiary has ongoing service or payment obligations; (xiii) with customers or suppliers including provisions for rebates, credits, discounts or the sharing of fees (but excluding contracts containing such provisions relating only to (A) prompt payment of amounts due thereunder or (B) adjustments in the ordinary course of business to reflect good faith claims pursuant to service or warranty provisions); (xiv) relating to the acquisition by the Company or a Company Subsidiary of any operating business or the capital stock or other equity interests of any other Person; (xv) relating to the grant of any rights, title or interest in, under or to any material Business Intellectual Property; (xvi) that requires the payment of any royalty or similar sales-based or earnings-based payment; or (xvii) that is otherwise material to the Company or any Company Subsidiary.

2.17 Customers and Suppliers. Section 2.17 of the Company Disclosure Schedule lists the current customers and suppliers of the Company (on a consolidated basis) that were the 10 largest customers of the Company and the 10 largest suppliers to the Company (on a consolidated basis) in terms of dollar volume of sold or purchased products or services since January 1, 2012, together with the dollar volume of sales or purchases (as applicable). Since January 1, 2012, neither the Company nor any Company Subsidiary has received any written notice from any customer or supplier listed in Section 2.17 of the Company Disclosure Schedule to the effect that any such customer or supplier will or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or selling products or services from or to the Company or any Company Subsidiary (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither the Company nor any Company Subsidiary has received notice or otherwise has any Knowledge that any customer or customers that, individually or in the aggregate, account for more than 2% of the consolidated revenue of the Company in each of the last two fiscal years has plans or has threatened to stop or materially decrease the rate of business done with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice or otherwise has any Knowledge that any supplier or suppliers that, individually or in the aggregate, account for more than 2% of the dollar amount of payments made by the Company on a consolidated basis in each of the last two fiscal years has plans or has threatened to stop or materially decrease the rate of business done with the Company or any Company Subsidiary. For the avoidance of doubt, nothing in this Section 2.17 is intended to be a projection or guarantee by the Company or any Company Subsidiary with respect to its future relationship with any customer or supplier.

2.18 Regulatory Compliance. The material products of the Company and the Company Subsidiaries are not required to be cleared, authorized or approved by, registered with or subject to a notification to the Food and Drug Administration (the “FDA”) or any other Governmental Authority prior to their manufacture, distribution, sale and marketing. The Company has no Knowledge of any actual or threatened in writing enforcement action or investigation by the FDA or any other Governmental Authority with respect to the Company or any Company Subsidiary, and the Company has no Knowledge that the FDA or any other Governmental Authority is considering any such action. Neither the Company nor any Company Subsidiary has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened in writing to initiate, any action to enjoin manufacture or distribution of any product of the Company or any Company Subsidiary. All animal care and handling being funded or conducted by, at the request of or on behalf of the Company or any Company Subsidiary is being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Legal Requirements.

2.19 Employees and Consultants.

(a) Set forth in Section 2.19(a) of the Company Disclosure Schedule is a list, as of the date of this Agreement, containing (i) the names of all current employees (including full-time, part-time, temporary and all other employees), current independent contractors and current consultants of the Company and the Company Subsidiaries, (ii) their current respective base salaries, wages or other compensation, fringe benefits, target incentive and/or bonus compensation and title, (iii) their respective FLSA designations, and (iv) their work location (identified by street address). Except as provided in Section 2.19(a) of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than as required under such employee’s employment agreement with the Company or a Company Subsidiary or applicable Legal Requirements, and (ii) the Company’s and the Company Subsidiaries’ relationships with all Persons who act as contractors or other service providers to the Company or a Company Subsidiary can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. Set forth on Section 2.19(a) of the Company Disclosure Schedule is a true and accurate list of all employees of the Company and the Company Subsidiaries whose employment has terminated either voluntarily or involuntarily in the two-year period preceding the date hereof. Except as set forth on Section 2.19(a) of the Company Disclosure Schedule, no claims have been made or threatened in writing against the Company or a Company Subsidiary by any former or present employee based on employment discrimination, wrongful discharge, or any other circumstance relating to, arising from or in connection with the employment relationship with the Company or a Company Subsidiary.

(b) Each Company Employee employed in the United States is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States either specifically for the Company or a Company Subsidiary or for any United States employer. The Company and the Company Subsidiaries are in compliance in all material respects with applicable Legal Requirements in the United States with respect to work status, have completed a Form I-9 (Employment Eligibility Verification) for each Company Employee, and each such Form I-9 has been updated as required by applicable Legal Requirements and is correct and complete as of the date hereof. With respect to each Company Employee, an authorized official of the Company or a Company Subsidiary has reviewed the original documents relating to the identity, employment eligibility and authorization of such Employee to be employed in the United States in compliance with applicable Legal Requirements and such documents appeared, to such official, to be genuine on their face. Each Company Employee not employed in the United States is authorized to work in the applicable jurisdiction either specifically for the Company or a Company Subsidiary or for any employer in such jurisdiction, and the Company and the Company Subsidiaries are in compliance with applicable Legal Requirements in such jurisdictions with respect to work status.

(c) The Company and the Company Subsidiaries have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the Company Employees and any other amounts due to be paid to the Company Employees through the Closing Date, except to the extent any such amounts are taken into account in the final determination of the Final Adjustment Amount. The Company and the Company Subsidiaries are in compliance in all material respects with all Legal Requirements governing employment and labor, including all contractual commitments and all such Legal Requirements relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, including the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act (29 U.S.C. 201, et seq.), as amended (“FLSA”), the Americans with Disabilities Act, as amended, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), the Occupational Safety and Health

Act, as amended, the Family and Medical Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended, Executive Order 11246 and any other Executive Orders or regulations governing affirmative action, EEO-1, VETS-100 and 100A reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Legal Requirements (collectively, the “Labor Laws”). The Company and the Company Subsidiaries have, during the five year period prior to the date hereof, conducted their businesses in compliance with all applicable Labor Laws in all material respects. The Company and the Company Subsidiaries have withheld all amounts required by Legal Requirement or contract to be withheld from the wages or salaries of their employees and are not liable for the payment of any arrears of wages or other Taxes, penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have maintained adequate and legally-compliant records regarding the service of each Company Employee, including records of working time. The Company and the Company Subsidiaries have properly classified their employees pursuant to the FLSA. Neither the Company nor any Company Subsidiary is, and in the last three years has not been, a federal, state, local or foreign government contractor.

(d) Section 2.19(c) of the Company Disclosure Schedule contains a true and compete list of any and all employment, change in control, severance, retention, termination, non-competition, non-solicitation, confidentiality, assignment of inventions and other similar employment contracts, arrangements or policies, whether written or oral, between the Company or a Company Subsidiary, on the one hand, and any individual, on the other hand (other than at-will employment arrangements, but including all contracts, arrangements or policies that affect at-will Company Employees).

(e) There has been no “mass layoff” or “plant closing” (as defined by WARN and/or other applicable Legal Requirements) with respect to the Company or any Company Subsidiary within the six months prior to the date of this Agreement. As of the date of this Agreement, no employee has given notice to the Company or a Company Subsidiary that such employee intends to terminate his or her employment with the Company or such Company Subsidiary. There are no material proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary by any current or former employees.

(f) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract and there are no labor or collective bargaining agreements to which the Company or any Company Subsidiary and the current employees of the Company and the Company Subsidiaries are subject or to which the Company or a Company Subsidiary has been subject with respect to any former employee of the Company or a Company Subsidiary, when such former employee was employed by the Company or a Company Subsidiary, nor does the Company have Knowledge of any activities or proceedings of any labor union or similar organization to organize the employees of the Company or any Company Subsidiary as of the date of this Agreement.

(g) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary by or on behalf of any current or former employee or group of employees of the Company or any Company Subsidiary.

(h) There are no complaints, charges or claims against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened in writing that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

2.20 Title to Property. Except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company or a Company Subsidiary has good and valid title to, or a valid and binding exclusive leasehold interest in, all of the tangible properties and assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), free and clear of all Encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”): (a) liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings, provided, however, that with respect to such contested amounts, an appropriate reserve has been established therefor in the Company Financial Statements in accordance with GAAP; (b) statutory or common law Encumbrances arising in the ordinary course of business that are not material to the businesses of the Company and the Company Subsidiaries to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) statutory or common law liens arising in the ordinary course of business that are not material to the businesses of the Company and the Company Subsidiaries in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that are not yet delinquent or contested. The property and assets of the Company and Company Subsidiaries that are used in the operations of their businesses are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), except for renewal or replacement in the ordinary course of business.

2.21 Real Estate.

(a) Owned Real Property. Neither the Company nor any Company Subsidiary owns any real property.

(b) Leased Real Property.

(i) Section 2.21(b)(i) of the Company Disclosure Schedule lists all Leased Real Property. All leases and subleases for Leased Real Property (each, a “Lease” and, collectively, the “Leases”) to which the Company or a Company Subsidiary is a party are listed on Section 2.21(b)(i) of the Company Disclosure Schedule, are in full force and effect and are valid, binding and enforceable against the Company or a Company Subsidiary and against the lessors thereof, except as such enforceability could be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, if any such proceeding were to be brought in the future. The Leases constitute all interests in real property currently used, occupied or held for use by the Company and the Company Subsidiaries. True and correct copies of the Leases, as amended or modified through the date hereof, have been posted in the Data Room.

(ii) All rent and other sums and charges payable by the Company or a Company Subsidiary under the Leases are current. No termination event or condition or uncured default on the part of the Company and each Subsidiary or, to the Knowledge of the Company, any lessor exists under any Lease. The Company or a Company Subsidiary has a valid, binding and enforceable leasehold interest in each parcel of real property leased by it free and clear of all Encumbrances, except (i) those reflected or reserved against in the Company Balance Sheet and (ii) Taxes and general and special assessments not in default and payable without penalty and interest.

(iii) Except as set forth in Section 2.21(b)(iii) of the Company Disclosure Schedule, neither the terms of the Agreement nor anything provided to be done hereunder will violate the terms of any Lease or require the consent of any lessor.

(c) To the Knowledge of the Company, (i) no part of any improvement on the Leased Real Property located in Littleton, CO (the “Colorado Leased Real Property”) encroaches on any real property not included in the Colorado Leased Real Property, and (ii) there are no buildings, fixtures or other improvements primarily situated on adjoining property that encroach on any part of the Colorado Leased Real Property. There is no existing or, to the Knowledge of the Company, proposed plan to modify or realign any street or highway or any existing, proposed or, to the Knowledge of the Company, threatened eminent domain or other proceeding that would result in the taking of all or any part of the Colorado Leased Real Property or that would prevent or hinder the continued use of the Colorado Leased Real Property as heretofore used in the conduct of the businesses of the Company and the Company Subsidiaries. The Colorado Leased Real Property, collectively, is sufficient and adequate for the business use of the Company and each Company Subsidiary.

(d) All of the Leased Real Property and the buildings, fixtures, and improvements thereon are in good operating condition without structural defects (ordinary wear and tear excepted), all mechanical and other systems located thereon are in good operating condition and no condition exists requiring material repairs, alterations or corrections. To the Knowledge of the Company, none of the improvements located on the Leased Real Property constitute a legal non-conforming use or otherwise requires any special dispensation, variance or special Permit under any laws. To the Knowledge of the Company, the current use and occupancy of the Leased Real Property and the improvements located thereon are not in violation of any recorded or unrecorded covenants, conditions, restrictions, reservations, easements, agreements or other contracts affecting such property, and neither the Company nor any Company Subsidiary has received any written notice related thereto.

2.22 Environmental Matters.

(a) The Company and the Company Subsidiaries are, and have at all times been, in compliance with all Environmental Laws relating to the business, the Leased Real Property, and the properties or facilities used, leased, owned or occupied by the Company and the

Company Subsidiaries, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws (the “Environmental Permits”), except where failure to be in compliance could not be reasonably expected to be material to the Company or the Company Subsidiaries.

(b) To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any Company Subsidiary or any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary, or any property to which the Company or a Company Subsidiary or any of their predecessors arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to give rise to liability of the Company or a Company Subsidiary under Environmental Laws. As of the date hereof, no civil, criminal or administrative action, proceeding or, to the Knowledge of the Company, investigation is pending against the Company or any Company Subsidiary, or, to the Knowledge of the Company, is being threatened in writing against the Company or any Company Subsidiary, with respect to Hazardous Materials or Environmental Laws.

(c) No proceeding is pending, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary, relating to any Environmental Law or Environmental Permit.

(d) The transactions contemplated by this Agreement do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any Company Subsidiary with respect to environmental matters.

(e) The Data Room contains true, correct and complete copies of all Environmental Permits and all environmental audits, studies, reports, analyses, and results of investigations that have been commissioned or obtained by the Company or the Company Subsidiaries with respect to the currently or previously owned, operated or leased properties of the Company and the Company Subsidiaries or any of its predecessors and any material documents related to unresolved, threatened, material legal proceedings or material environmental costs and liabilities.

2.23 Taxes. Except as set forth in Section 2.23 of the Company Disclosure Schedule:

(a) The Company and the Company Subsidiaries have filed all income Tax Returns and all other material Tax Returns (other than sales and use Tax Returns) that they were required to file (taking into account all applicable extensions to file any such Tax Return) and paid all Taxes shown on such filed Tax Returns as owing (except to the extent such amounts are being contested in good faith by Company or a Company Subsidiary and are properly reserved for on the books or records of the Company or a Company Subsidiary). All Taxes (other than sales and use Taxes) of the Company and the Company Subsidiaries due on or before the date hereof (taking into account applicable extensions) by or on behalf of the Company or a Company Subsidiary have been timely paid, or to the extent such Taxes are not due and payable on or before the date hereof, have been properly accrued on the most current Company Financial Statement and the Closing Date Balance Sheet. The Company and the Company Subsidiaries have complied with all applicable requirements relating to the payment and withholding of Taxes (other than sales and use Taxes) and have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid. The Company has made available to Purchaser accurate and complete copies of all U.S. federal income and all other material Tax Returns filed by the Company and the Company Subsidiaries during the four preceding calendar years. The Company has adequately reserved in the Company Balance Sheet for current, deferred and potential or contingent Tax liabilities (other than liabilities relating sales and use Taxes) that will accrue through the Closing Date determined as if the taxable year and all taxable periods of the Company and the Company Subsidiaries end on the Closing Date.

(b) Neither the Company nor any Company Subsidiary has received from any Governmental Authority any written notice regarding any contemplated or pending audit, examination or other administrative or court proceeding involving Taxes imposed thereon.

(c) No extension of time with respect to any date on which a Tax Return was required to be filed by the Company or a Company Subsidiary that extends such date beyond the date hereof is in force, and no waiver or agreement by the Company or any Company Subsidiary is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date hereof (other than in connection with extensions of time for filing Tax Returns that are set forth in Section 2.23(c) of the Company Disclosure Schedule).

(d) Neither the Company nor any Company Subsidiary has received from any Governmental Authority in a jurisdiction where the Company or a Company Subsidiary has not filed any Tax Return any written claim that the Company or a Company Subsidiary is subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has been notified in writing by any Governmental Authority regarding any proposed, asserted or assessed deficiency for any Tax imposed on the Company or a Company Subsidiary that was not settled or paid.

(e) There are no Encumbrances for Taxes on any asset of the Company or any Company Subsidiary other than Encumbrances for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and are properly reserved for on the books or records of the Company or that are otherwise not material.

(f) Neither the Company nor any Company Subsidiary is a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than an agreement, such as a lease, the principal purpose of which is not the sharing or allocation of Taxes). Neither the Company nor any Company Subsidiary has any liability for the Taxes of any third party under Treasury Regulation § 1.1502-6 or as a transferee or successor.

(g) Neither the Company nor any Company Subsidiary has distributed equity interests of another Person, or had its equity interests distributed by another Person, (i) in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (ii) in a distribution that could otherwise constitute part of a “plan’” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions that occurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business; or (vi) any other amount of income economically accruing on or prior to the Closing Date.

(i) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(j) Section 2.23(j) of the Company Disclosure Schedule sets forth all jurisdictions in which the Company and each Company Subsidiary is subject to Tax, is engaged in business or has a permanent establishment.

(k) The Company has not participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(1) and 1.6011-4(c)(3) and has complied with the disclosure requirements of Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(l) The Company has not made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible as a consequence of the application of Section 280G of the Code.

(m) The Company and the Company Subsidiaries have filed all sales and use Tax Returns that they were required to file (taking into account all applicable extensions to file any such Tax Return) and have paid all sales and use Taxes collected from customers and shown on such filed sales and use Tax Returns as owing (except to the extent such amounts are being contested in good faith by Company or a Company Subsidiary and are properly reserved for on the books or records of the Company or a Company Subsidiary). All sales and use Taxes that the Company or the Company Subsidiaries have been obligated to pay with respect to purchases by the Company or the Company Subsidiaries on their purchases occurring on or before the date hereof have been timely and properly paid, or to the extent such sales and use Taxes are not due and payable on or before the date hereof, have been properly accrued on the Company Financial Statements and the Closing Date Balance Sheet. Notwithstanding anything else in this Agreement to the contrary, the provisions of this Section 2.23(m) shall be the only representations and warranties by the Company relating to sales and use Taxes.

(n) The Company has not made an election under U.S. Treasury Regulations Section 301.7701-3(c) to be taxed as a corporation for federal income tax purposes and has been classified as a partnership for federal income tax purposes since its formation. Each Company Subsidiary other than Novus Biologicals, LLC and Imgenex is a single member limited liability that (i) in the case of a Company Subsidiary organized in the United States, has not made an election under U.S. Treasury Regulations Section 301.7701-3(c) to be taxed as a corporation and (ii) in the case of a Company Subsidiary organized outside of the United States, has in effect an election to be treated as a disregarded entity for federal income tax purposes, in each case, for all periods beginning with the formation of such Company Subsidiary by the Company, or if applicable, since the acquisition of the Company Subsidiary by the Company. Novus Biologicals, LLC is a multiple member limited liability company that has not made an election under U.S. Treasury Regulations Section 301.7701-3(c) to be taxed as a corporation for federal income tax purposes and has been classified as a partnership for federal income tax purposes since January 1, 2014.

2.24 Employee Benefit Plans.

(a) Section 2.24(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization or other medical plan, but excluding regular wages and salary, which is currently in effect and sponsored, maintained, contributed to, or required to be contributed to by the Company or a Company Subsidiary (collectively, the “Company Employee Plans”).

(b) The Company has delivered to Purchaser or its Representatives (or made available for review by Purchaser or its Representatives) true and complete copies to the extent currently effective of each of the Company Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, material participant agreements, employee booklets, administrative service agreements, summary plan descriptions, and compliance and nondiscrimination tests for the last three plan years. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Company has made available for review by Purchaser or its advisors copies of the Form 5500 reports filed for the last three plan years. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, the Company has made available for review by Purchaser or its advisors the most recent determination or opinion letter from the Internal Revenue Service.

(c) Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). Neither the Company nor any Company Subsidiary is in material default under or material violation of, and, to the Knowledge of the Company, there has not been any material default or material violation by any other party to, any of the Company Employee Plans. There has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could subject any Company Employee Plan or associated trust, or the Company or a Company Subsidiary, to any material tax or penalty. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code or can rely on a favorable opinion letter from the Internal Revenue Service. Neither the Company nor any Company Subsidiary has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

(d) Neither the Company nor any Company Subsidiary has, at any time, established, maintained, participated in or contributed to, nor does it have any current liability with respect to, any “defined benefit plan” (as defined in Section (3)(35) of ERISA), any “multi-employer plan” (as defined in Section 3(37) of ERISA), any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), any “multiple employer plan” (as defined in Section 413(c) of the Code), an “employee benefit pension plan” (as defined in Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I or Title IV of ERISA or Section 412 of the Code, or a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the Code.

(e) There are no pending or, to the Knowledge of the Company, threatened in writing claims by or on behalf of any Company Employee Plan, any employee or beneficiary covered under any Company Employee Plan, any Governmental Authority, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

(f) All contributions, payments, premiums, expenses and reimbursements for all periods ending prior to or as of the Closing Date for each Company Employee Plan will have been timely made or, if not yet required to be made, will have been properly accrued on the Financial Statements. No Company Employee Plan has any unfunded liability that is not reflected on the Financial Statements.

(g) No Company Employee Plan obligates the Company or any Company Subsidiary to provide medical, surgical, hospitalization, life, death or other welfare benefits (whether or not insured) for employees or former employees or directors of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, including Section 601 et. seq. of ERISA or Section 4980B of the Code, or (ii) death benefits under any “employee pension plan” as defined under Section 3(2) of ERISA.

(h) With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Company Employee Plan has at all times since January 1, 2005, been in material compliance with, and (ii) such Company Employee Plan has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code. Neither the Company nor any Company Subsidiary has any obligation under or with respect to any Company Employee Plan to reimburse any employee for any income or excise tax that may be assessed under Section 409A of the Code.

(i) Except as provided in Section 2.24(i) of the Company Disclosure Schedule or as provided in this Agreement, the consummation of the Closing, either alone or in combination with any other event, will not (i) entitle any current or former employee or other service provider of the Company or Company Subsidiary to severance benefits or any other compensatory payment (including golden parachute, bonus or benefits under any Company

Employee Plan); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due to any such employee or service provider. No condition other than applicable Legal Requirements exists that would prevent the Company or a Company Subsidiary from amending or terminating any Company Employee Plan without liability to the Company or a Company Subsidiary (other than for benefits accrued at the time of termination).

(j) With respect to any Company Employee Plan maintained under non-U.S. Legal Requirements (collectively, the “Foreign Benefit Plans”), the Company, the Company Subsidiaries, and any trustees of the Foreign Benefit Plans, have at all times complied in all material respects with all Legal Requirements applying to such Foreign Benefit Plans. No claims, disputes, investigations or complaints (including complaints under any internal dispute resolution procedure or complaints and submissions or referrals to any ombudsman, regulator or similar service) are pending or, to the Knowledge of the Company, threatened in writing, in relation to any Foreign Benefit Plan, and to the Knowledge of the Company, there is no fact or circumstance likely to give rise to any such claim, dispute, investigation or complaint.

(k) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 2.24 shall be the Company’s sole representations and warranties with respect to matters relating to Company Employee Plans.

2.25 Insurance. Section 2.25 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all policies of liability, general liability, errors and omissions and other similar forms of insurance that are held and maintained by the Company and the Company Subsidiaries (other than any insurance policies that are also Company Employee Plans), which list includes for each policy the type of policy, form of coverage, policy number, name of insurer, period (term), limits, deductibles premiums, and all claims made under such policy since January 1, 2010. As of the date of this Agreement, there is no claim pending under any of the insurance policies of the Company and the Company Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and such policies are in full force and effect. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of such policies. As of the date of this Agreement, there has been no written notice of the termination of, or material premium increase with respect to, any of such policies.

2.26 Foreign Corrupt Practices Act; No Anti-Bribery Law Violations.

(a) Neither the Company, any Company Subsidiary nor any Company Employee (nor any of its officers, directors, employees, representatives, agents, consultants, or distributors) has, directly or indirectly: (i) used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic Government Official or employee; (iii) violated or is violating any provision of, or any rule or regulation issued under, (A) the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (B) the U.S. Travel Act, 18 U.S.C. § 1952, (C) any applicable Legal Requirement enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other law, rule, regulation, or other legally binding measure of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (v) made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic Government Official or employee to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business; or (vi) otherwise taken any action that has caused, or would reasonably be expected to cause the Company or any Company Subsidiaries to be in violation of any applicable Anti-Bribery Law.

(b) There is no legal proceeding (i) excluding any sealed legal proceeding, pending or received, (ii) in the case of a sealed legal proceeding, to the Knowledge of the Company, pending or received, or (iii) in the case of any legal proceeding, to the Knowledge of the Company, threatened in writing, in each case against the Company or a Company Subsidiary, that could reasonably be expected to result in any liability on the part of the Company or a Company Subsidiary under any Anti-Bribery Laws to which it is subject. Neither the Company nor any Company Subsidiary nor any of their respective directors, officers, executives, employees, agents, distributors, consultants or other representatives) is party to or otherwise subject to the terms of any corporate integrity agreement, non-prosecution agreement, deferred prosecution agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to any such legal proceeding.

2.27 Warranties. All products manufactured or sold, and all services provided by the Company and the Company Subsidiaries have complied, and are in compliance, with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental or regulatory specifications therefor or applicable thereto. Section 2.27 of the Company Disclosure Schedule sets forth the terms of the product and service warranties and product return, discount, demo sales and credit policies of the Company and the Company Subsidiaries.

2.28 Product Liability Claims. There are no defects in design, specifications, processing, manufacture, material or workmanship in the products that have been sold, manufactured or distributed by the Company and the Company Subsidiaries, nor is there any uninsured or insured Product Liability with respect to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received a claim based upon alleged Product Liability, and there is no basis for any such claim. Neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any Product Liability that has been asserted, or for any product recalls that have been instituted, are planned or are contemplated and that are related to products manufactured, distributed or sold by the Company and the Company Subsidiaries.

2.29 OFAC / Export Control Provisions. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors, is: (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the SDN List) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (b) a person, country or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a

person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). Neither the Company nor any Company Subsidiary is, directly or indirectly, owned or controlled by, or under common control with, or, to the Knowledge of the Company, acting for the benefit of or on behalf of any Sanctions Target. The Company and the Company Subsidiaries have at all times complied, and are in compliance, in all material respects, with all national and international laws, statutes, orders, rules, regulations and requirements promulgated by any governmental or other authorities with regard to the exportation of goods, commodities, technology or software, and have held, and currently hold, all necessary licenses with respect to the foregoing. Specifically, but without limitation of the foregoing, neither the Company nor any Company Subsidiary has exported or re-exported any goods, commodities, technology or software in any manner that violates any applicable national or international export control statute, executive order, regulation, rule or sanction, including the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000 (TSRA), and any OFAC Sanctions Program.

2.30 Compliance With Laws. The Company, the Company Subsidiaries and their respective businesses are, and have been since January 1, 2010, in compliance in all material respects with, and have not received any written or oral notices of any violation with respect to, applicable Legal Requirements. Except as set forth in Section 2.30 of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is, and at no time between January 1, 2010 and the date hereof, has been, under investigation with respect to the violation of any Legal Requirements since January 1, 2010, neither the Company nor any Company Subsidiary has made any voluntary disclosures to any Person of violations or potential violations by the Company or any Company Subsidiary of any Legal Requirements.

2.31 Brokers’ and Finders’ Fee. Except as set forth on Section 2.31 of the Company Disclosure Schedule, no act of the Company, any Company Subsidiary or any Member has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee, financial advisory fee, investment banking fee or other like payment in connection with the transactions contemplated herein.

2.32 Powers of Attorney. There are no powers of attorney executed by or on behalf of the Company or any Company Subsidiary and there is no other authority (express or implied) outstanding by which any person may enter into any contract or commitment on behalf of the Company or any Company Subsidiary.

2.33 Books and Records. The board resolutions, written consents and equity records of the Company and each Company Subsidiary provided to the Purchaser (the “Board and Equity Documents”) are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of the Board and Equity Documents will be in the possession of the Company and the Company Subsidiaries.

2.34 Bank Accounts; Safe Deposit Boxes. Section 2.34 of the Company Disclosure Schedule sets forth a true, correct and complete list of each account with any bank, trust company, securities broker or other financial institution with which the Company or any Company Subsidiary has any account, and all safe deposit boxes maintained by the Company and each Company Subsidiary, the identifying numbers or symbols thereof, and the name of each Person authorized to draw thereon or to have access thereto.

2.35 Disclosures. No representation or warranty by the Company or any Member contained in this Agreement, and no statement contained in the Disclosure Schedules contains any untrue statement of a material fact.

3. REPRESENTATIONS AND WARRANTIES REGARDING MEMBERS. Each Member hereby represents and warrants to Purchaser that the following statements are true and correct as of the date hereof. Except for the representations and warranties expressly set forth in this Article 3, no Member makes any other representation or warranty (either express or implied).

3.1 Ownership of Units. Such Member is the sole record and beneficial owner of the Units set forth beside his, her or its name on Schedule 1 attached hereto, free and clear of any Encumbrance, and has no other rights to any Units. The Units held by such Member are not subject to any rights of first refusal of any kind applicable to the transactions contemplated by this Agreement that have not been waived or otherwise complied with. Such Member has good and valid title to, and has the sole right to vote, and transfer under the terms of this Agreement, the Units held by such Member.

3.2 Authority. Such Member has all requisite power and authority to enter into this Agreement and all documents contemplated hereby to which such Member is a party or signatory, to consummate the Closing and the other transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and all documents contemplated hereby to which such Member is a party or signatory and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Member that is an entity, and no further action is required on the part of such Member to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligations of such Member, enforceable against such Member in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict. The execution and delivery of this Agreement by such Member does not constitute, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both) conflict with, or result in any violation of, or a default under, or give rise to a conflict under (a) any provision of the Organizational Documents of such Member, as amended to date, that is an entity, (b) any permit, certificate, note, license, agreement, contract, indenture or other instrument or obligation to which such Member is a party or by which such Member or any of its properties or assets is bound, or (c) any Legal Requirement applicable to such Member.

3.4 Tax and Legal Matters. Such Member has had an opportunity to review with its own Tax advisors and legal advisors the Tax and legal consequences to such Member of the transactions contemplated in this Agreement, including the sale or termination of the Units held by such Member. Other than the representations and warranties made by Purchaser in this Agreement, such Member is not relying on any statements or representations by Purchaser or any of its agents. Such Member understands that he, she or it will bear his, her or its own Tax liability that may arise as a result of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 3.4 is intended to modify the Tax representations, warranties, covenants and indemnities contained elsewhere in this Agreement.

3.5 Brokers. Such Member has not incurred, nor will such Member incur, directly or indirectly, any liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.6 Access to Books and Records. Such Member has had such access to the Company’s books and records and to the Company’s management as desired by such Member in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company that the following statements are true and correct as of the date hereof. Except for the representations and warranties expressly set forth in this Article 4, Purchaser makes no other representation or warranty (either express or implied).

4.1 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with the requisite corporate power to own its properties and to carry on its business as now being conducted. There is no pending or, to the knowledge of Purchaser, threatened, action for the dissolution, liquidation or insolvency of Purchaser.

4.2 Authorization and Binding Obligation of Purchaser. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all documents contemplated hereby to which Purchaser is a party or signatory, to consummate the Closing and the other transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and all documents contemplated hereby to which Purchaser is a party or signatory, and the consummation of the Closing and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other authorization or consent of Purchaser or its shareholders is necessary. This Agreement has been duly executed and delivered by Purchaser, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3 Noncontravention. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of any of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the Organizational Documents of Purchaser; (b) require on the part of Purchaser any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority, except for (i) to the extent applicable, the filing by Purchaser or its Affiliates of such reports and information with the SEC under the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated by this Agreement; and (ii) any registration, declaration, filing, permit, order, authorization, consent or approval that if not made or obtained would not reasonably be expected to have a material adverse effect on Purchaser’s ability to execute and deliver this Agreement or consummate the Closing or the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Purchaser is a party or by which Purchaser is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Purchaser Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in a Purchaser Material Adverse Effect; (d) violate any Legal Requirement applicable to Purchaser or any of its properties or assets, except for any violation that would not reasonably be expected to have a Purchaser Material Adverse Effect; or (e) render Purchaser insolvent or unable to pay its debts as they become due.

4.4 Litigation.

(a) There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Purchaser, investigation, pending before any Governmental Authority or, to the knowledge of Purchaser, overtly threatened in a communication with Purchaser, against Purchaser or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that seeks to question, delay or prevent the consummation of the transactions contemplated herein or that would reasonably be expected to result in a Purchaser Material Adverse Effect.

(b) There is no judgment, decree or order against Purchaser or, to the knowledge of Purchaser, against any of its directors or officers (in their capacities as such) that specifically names Purchaser or its Subsidiaries (if any) or such directors or officers and that would reasonably be expected to result in a Purchaser Material Adverse Effect.

4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or its Affiliates, except those for which Purchaser will be solely responsible.

4.6 Investment Representations. Purchaser is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Units are not registered under the Securities Act or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

4.7 No Other Agreements. Except for the agreements expressly contemplated hereby, none of Purchaser or any of its Affiliates has any other agreements, arrangements or understandings with any director, officers, employee, consultant, member or Affiliate of the Company in respect of the transactions contemplated hereby.

4.8 Independent Investigation; No Other Representations or Warranties. Purchaser agrees that none of the Company, the Company Subsidiaries, the Members’ Representative, any of the Members, or any of their respective Affiliates have made and shall not be deemed to have made, nor has the Purchaser or any of its Affiliates relied on, any representation or warranty, express or implied, with respect to the Company, the Company Subsidiaries, their business or the transactions contemplated by this Agreement, other than those representations and warranties explicitly set forth in this Agreement (including the Company Disclosure Schedule) or explicitly set forth in the other documents delivered at the Closing pursuant to Section 1.10(b) of this Agreement. Without limiting the generality of the foregoing, Purchaser agrees that no representation or warranty, express or implied, is made with respect to any financial projections or budgets or other forward looking statements. Purchaser further represents and warrants that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company, the Company Subsidiaries, and their businesses, and (b) has been given adequate access to such information about the Company, the Company Subsidiaries, and their businesses as Purchaser has reasonably requested.

4.9 Financial Ability. Purchaser has, on the date hereof, the financial capability and all of the funds (or commitments for all of the funds) required in order to consummate the transactions contemplated herein, on the terms contained in this Agreement, and will have all such capability and funds as of the Closing Date.

5. ADDITIONAL AGREEMENTS.

5.1 Public Disclosure; Confidentiality.

(a) No party shall issue any press release or otherwise make any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, without the prior written consent of each of the Purchaser and the Members’ Representative. Notwithstanding the foregoing, Purchaser may include disclosures relating to this Agreement and the transactions contemplated herein in Purchaser’s filings with the SEC, and otherwise as required by the SEC and NASDAQ, without seeking approval from, or consulting with, any other parties hereto; provided, that Purchaser will make good faith efforts to provide the Members’ Representative with written notice of any such disclosures, except to the extent that any such disclosures are substantially similar to the information contained in previous public disclosures made by Purchaser.

(b) The terms of that certain Mutual Confidentiality Agreement, dated December 12, 2013, between the Company and Purchaser (the “Confidentiality Agreement”) are

hereby incorporated herein by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate; provided, however, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, the Members will, and will cause their respective officers, directors, employees, Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement and the transactions contemplated hereby and all confidential information relating to the Company and the Company Subsidiaries. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.

(c) From and after the date hereof, neither the Members’ Representative nor any Member will, and the Members’ Representative and each Member will cause its directors, officers, employees, Representatives and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, or use or otherwise exploit for its own benefit or for the benefit of anyone, any Confidential Information (as that term is defined in the Confidentiality Agreement); provided, however, that any Investor Member and its Affiliates shall be permitted to disclose Confidential Information to any of its attorneys, accountants, advisors, agents, representatives, limited partners, prospective limited partners, portfolio companies and prospective portfolio companies who have a written obligation of confidentiality to such Investor Member or its Affiliates. Neither the Members’ Representative nor any Member will have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Legal Requirements; provided, however, that in the event disclosure is required by applicable Legal Requirement (other than routine regulatory examinations in the case of the Investor Member and its Affiliates), the Members’ Representative or Member (as applicable) will, to the extent permitted by applicable Legal Requirement, provide Purchaser and the Company with prompt notice of such requirement prior to making any disclosure so that the applicable party may seek an appropriate protective order.

5.2 Tax Matters.

(a) Treatment of Unit Purchase. Pursuant to Rev. Rul. 99-6 Situation 2, Purchaser and the Members agree that the Unit Purchase shall be treated as (i) a sale of partnership interests by the Members and (ii) a purchase of all of the assets of the Company by Purchaser. Purchaser shall file a consolidated federal income tax return that includes Imgenex for the taxable period of Imgenex starting with the day next following the Closing Date. Accordingly, the taxable year of Imgenex will close for federal income Tax purposes at the end of the day on the Closing Date. No election under Sections 336(e) or 338 of the Code (relating to stock purchases treated as asset acquisitions) or under Reg. §1.1502-76(b)(2)(ii) (relating to ratable allocation elections) shall be made. The parties agree the Company Change in Control Payments are properly allocable to the portion of the Closing Date prior to the Closing, and accordingly (x) the “next day rule” of Reg. §1.1502-76(b)(1)(ii)(B) is inapplicable with respect to Imgenex and (y) any deductions related to Company Change in Control Payments shall be allocable to the Company and the Company Subsidiaries for the period prior to the Closing Date. The Members, the Company, the Company Subsidiaries and Purchaser shall (1) treat and report the transactions contemplated by this Agreement in all respects consistently with the provisions of this Section 5.2(a) for purposes of any federal, state, local or foreign Tax and (2) not take any actions or positions inconsistent with the obligations of the parties set forth in this Section 5.2(a).

(b) Cooperation on Tax Matters. Purchaser and the Members’ Representative will cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of (i) any Tax Return or amended Tax Return with respect to any taxable period beginning before the Closing Date, (ii) audit, or (iii) litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and the Members’ Representative will (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, Purchaser will allow the other parties to take possession of such books and records. Purchaser and the Members’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax of the Company, its Subsidiaries or Purchaser that could be imposed (including with respect to the transactions contemplated by this Agreement).

(c) Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. The Members shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and all Company Subsidiaries for taxable periods ending on or before the Closing Date that have not been filed prior to the Closing Date, including, without limitation, Form 4466 (if applicable), and the Members shall be permitted to amend any Tax Return for any such period to carry-back any loss arising with respect to the taxable period ending on the Closing Date. The Members shall permit Purchaser to review and comment on each such Tax Return described in the prior sentence at least 20 days prior to filing. Purchaser shall not amend any Tax Return for any Pre-Closing Tax Period or extend the statute of limitations period in respect of any such Tax Return without the written consent of the Members’ Representative, which consent will not be unreasonably withheld if (y) such amendment or extension would not reasonably be expected to result in indemnity obligations of the Members or (z) such amendment or extension is required by a written order or directive of an appropriate Governmental Authority after taking into account the procedures in Section 5.2(d). All Tax Returns to be prepared by or for the Members pursuant to this Section 5.2(c)(i) shall be prepared in a manner consistent with the past practice of the Company and the Company Subsidiaries, except as otherwise required by law, except that the Tax Returns to be filed by the Members shall request refunds of all overpaid Tax amounts rather than applying such overpayments to a subsequent taxable period. The Members shall be responsible for all Taxes of the Company or any Company Subsidiary due with respect to all Tax Returns to be prepared by or for the Members pursuant to this Section 5.2(c)(i), and shall pay to (or as directed by) the Company any such Taxes, except to the extent that such Taxes are taken into account in the final determination of Closing Date Net Working Capital.

(ii) Tax Periods That Include But Do Not End on the Closing Date. The Company shall cause to be prepared and filed any Tax Returns of the Company and all Company Subsidiaries for taxable periods that include but do not end on the Closing Date, which Tax Returns to the extent relating to any Pre-Closing Tax Period will be prepared in accordance with the Company’s past practices and customs except as otherwise required by applicable Legal Requirement. In the event that the Taxes reflected on such Tax Returns would form the basis for a claim of indemnification pursuant to Section 6.1(b), Purchaser will provide the portion of such Tax Returns relevant to such claim of indemnification to the Members’ Representative for review and comment at least 20 days prior to the due date for filing such Tax Returns, will make reasonable changes consistent with all applicable Legal Requirements to such Tax Returns as requested by the Members’ Representative, and will not file any such Tax Returns without the consent of the Members’ Representative, which consent will not be unreasonably withheld, conditioned or delayed. The reasonable expenses of Purchaser incurred in filing such Returns that include the period prior to the Closing Date, to the extent rationally allocable to such pre-Closing Date period, will be reimbursed by the Members within 30 days after submission by Purchase to the Members’ Representative of written notice of such expenses. For purposes of this Section 5.2(c)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the pre-Closing period shall (a) in the case of any property Taxes and Taxes other than Taxes based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income, payroll, sales or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date; provided, however, that in determining such Taxes, any deductions related to Company Change in Control Payments shall be allocable to the period prior to the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.

(d) Tax Audits and Contests.

(i) Unless Purchaser has previously received notice from the Members’ Representative of the existence of any Tax Contest (as defined below), Purchaser will, or will cause the Company to, promptly notify the Members’ Representative of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Members may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Contest”); provided, however, that no failure to give such notice will relieve the Members of any liability hereunder except to the extent, if any, that the rights of the Members with respect to such claim are materially actually prejudiced thereby. Except with respect to income Tax Returns (or information Tax Returns related to income Taxes) for taxable periods of the Company or the Company Subsidiaries ending on or before the Closing Date, Purchaser will have the authority to represent the interests of the Company and will have control of the defense, compromise or other resolution of any Tax Contest;

provided, however, that the Members’ Representative will be entitled to participate in such Tax Contest at the Members’ expense and Purchaser will not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to materially affect the Tax liability of the Company, its Subsidiaries or the Members for any Pre-Closing Tax Period without the written consent of Members’ Representative, which consent will not be unreasonably withheld, delayed or conditioned. The Members’ Representative will have the authority, at the Members’ expense, to represent the interests of the Company, its Subsidiaries and the Members and will have control of the defense, compromise or other resolution of any Tax Contest to the extent such Tax Contest involves Tax Returns (or information Tax Returns) related to income Taxes or Taxes in the nature of Taxes on net income for taxable periods of the Company or its Subsidiaries ending on or before the Closing Date; provided, however, that Purchaser will be entitled to participate in such Tax Contest at its own expense and the Members’ Representative will not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to materially affect the Tax liability of the Company, its Subsidiaries or Purchaser for any taxable period (or portion thereof) occurring after the Closing Date without the written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned.

(ii) If Purchaser or the Members’ Representative elects, by written notice to the other party, not to control the defense of a Tax Contest that it has authority to control, the other party may assume control of the defense of such Tax Contest. In such event, the party electing not to control the defense of such Tax Contest (the “Non-Controlling Party”) will be given the opportunity to participate in, but not direct or conduct, any defense of such Tax Contest, unless such participation would affect any privilege of the party controlling the defense of such Tax Contest (the “Controlling Party”). The Non-Controlling Party’s participation under such circumstances will be subject to the Controlling Party’s right to control such defense. The Controlling Party will not settle any such Tax Contest without the consent of the Non-Controlling Party, which consent will not be unreasonably withheld, delayed or conditioned. The Controlling Party will (i) keep the Non-Controlling Party advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and will consider in good faith recommendations made by the Non-Controlling Party with respect thereto and (ii) make available to the Non-Controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege). The Non-Controlling Party will furnish the Controlling Party with such information as it may have with respect to such Tax Contest (including copies of any summons, complaints or other pleadings that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Tax Contest.

(e) Tax Refunds. All Tax refunds and overpayments relating to the Company and all Company Subsidiaries and relating to Taxable periods or any portion thereof ending on the Closing Date, whether received in cash or applied to a subsequent Taxable period, shall be solely for the benefit of the Members, and Purchaser shall cause the same to be paid promptly to the Members. Any such payment to the Members shall be treated as an adjustment to the Purchase Price.

5.3 Indemnification of Directors and Officers of Company. Prior to or as of the Closing, the Company will cause coverage to be extended under the director and officer insurance policy (or policies) maintained by the Company as of the date of this Agreement with respect to any actions or omissions by any current or former officers or directors of the Company occurring prior to the Closing, by obtaining a related “tail” policy that has an effective term of six years from the Closing Date, with coverage in amount and scope at least as favorable as the Company’s existing coverage. The cost of such tail policy will be treated as a Specified Transaction Expense of the Company.

5.4 Non-Competition and Non-Solicitation.

(a) For a period of five years commencing on the Closing Date (the “Restricted Period”), each Designated Member will not, nor will any Designated Member permit its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any standalone business, or in the case of a larger entity, any business unit, that is directly or indirectly competitive with the business of Purchaser, the Company and the Company Subsidiaries (the “Restricted Business”); (ii) have an interest in any Person (other than Purchaser) that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, manager, officer, director, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere with the business relationships (whether formed prior to or after the Closing Date) between the Company or any Company Subsidiary or any of their respective Affiliates, on the one hand, and any of their customers or suppliers, on the other hand. Notwithstanding the foregoing, a Designated Member may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Designated Member is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) No Designated Member, during the Restricted Period, and no Investor Member, for a period of one year commencing on the Closing Date, will or permit its Affiliates to, directly or indirectly, hire or solicit any officer or employee of the Company or encourage any such officer or employee to leave such employment or hire any such officer or employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such officers or employees.

(c) Each Designated Member and each Investor Member acknowledges that the restrictions applicable to he, she or it contained in this Section 5.4 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.4 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Legal Requirements in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Legal Requirements. The covenants contained in this Section 5.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. The duration of the covenants set forth in this Section 5.4 will not expire, and will be tolled, with respect to a Designated Member or Investor Member during any period in which such Designated Member or Investor Member is in violation of any of those covenants, and all restrictions will automatically be extended by the period of such Designated Member or Investor Member’s violation of any such covenants.

5.5 Release.

(a) Except as hereinafter provided, each Member and its or their respective successors and assigns (collectively with such Member, the “Releasors”), effective on the Closing Date, irrevocably and unconditionally releases, waives and forever discharges Purchaser and the Company and each Company Subsidiary and their respective subsidiaries, successors or assigns (collectively, the “Releasees”), from any and all actions, causes of action, suits, debts, covenants, contracts, claims, demands, damages, losses, costs, expenses, penalties, rights, remedies and liabilities or proceedings of any nature of whatsoever kind or nature, in law or equity, past or present, known or unknown, that they have ever had from the beginning of time, now have, or hereafter can, will or may have or in the future may assert, whether known or unknown, fixed or contingent (collectively, “Claims”) against any Releasee, but only to the extent arising from any act, omission, event or transaction occurring on or prior to the Closing, including the ownership of the Units by such Member (collectively, the “Released Claims”). For the avoidance of doubt, this Section 5.5 does not release the Releasees with respect to claims arising out of, based on or resulting from (i) this Agreement or any agreement entered into in connection with this Agreement, (ii) if such Member is an employee of the Company or any Company Subsidiary, any Claims for salary or wages due to such Member solely in such employee capacity, or (iii) if such Member is now or has been at any time prior to the Closing Date an officer or director of the Company, or who, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, as to claims of indemnification, advancement of expenses or exculpations to the extent such indemnification, advancement or exculpation is covered by arrangements identified in Section 5.3 (including claims under contracts or policies of insurance referenced in such Section 5.3)

(b) Each Member represents and warrants that there has been no sale, assignment, transfer, encumbrance, pledge or any other disposal of any interest in any Released Claim, and each Member will not sell, assign, transfer, encumber, pledge or otherwise dispose of any interest in any Released Claim prior to the Closing Date.

(c) Each Member hereby expressly waives any rights it or any Releasor may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Claims that such Member does not know or suspect to exist in such Member’s favor at the time of executing this Agreement or at the Closing. Each Member understands and acknowledges that it and any Releasor may discover facts different from, or in addition to, those that it currently knows or believes to be true with respect to the claims released herein and agrees that the terms of this Section 5.5 will be and remain effective in all respects, notwithstanding any subsequent discovery of different or additional facts.

(d) Each Member irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action or proceeding of any kind against any Releasee, based upon or in connection with any matter purported to be released pursuant to this Section 5.5.

5.6 Employee Compensation and Benefit Plans.

(a) For a period of one year after the Closing Date, except for any equity incentive plans, Purchaser shall cause the Company and the Company Subsidiaries to maintain employee benefit and compensation plans, programs, policies and arrangements which, in the aggregate, will provide compensation and benefits to the employees of the Company and the Company Subsidiaries substantially similar in all material respects, in the aggregate, to those provided pursuant to the plans, programs, policies and arrangements of the Company and the Company Subsidiaries in effect on the date of this Agreement; provided, however, that nothing herein shall interfere with Purchaser’s, the Company’s or the Company Subsidiaries’ right or obligation to (i) make such changes to such plans, programs, policies or arrangements as are necessary to conform with applicable Legal Requirements or (ii) discontinue or terminate the employment of any employees.

(b) To the maximum extent permitted by law, for the purposes of any of the employee benefit and compensation plans (other than any equity incentive plan), programs, policies and arrangements of the Purchaser (collectively, the “Purchaser’s Plans”) for which eligibility or vesting of benefits depends on length of service, and for any benefit for which the amount or level of benefits depends on length of service, the Purchaser shall give (or cause to be given) to each employee full credit for past service with the Company and/or its Subsidiaries as of and through the Closing Date (“Prior Service”) under the plans, programs, policies and arrangements of the Company and its Subsidiaries in effect on the date of this Agreement (collectively, the “Company Plans”). In addition, to the maximum extent permitted by law, each employee (a) shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations; (b) shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser’s Plans; and (c) shall be eligible to receive under the Purchaser’s Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued and available to the employee under the Company Plans immediately prior to the Closing.

5.7 Books and Records. In addition to any other access or information rights provided in this Agreement, after the Closing and upon no less than five Business Days’ written notice to Purchaser, the Members’ Representative and its accountants, lawyers and representatives shall be entitled at all reasonable times during the normal business hours of Purchaser to have access to and to make copies of the books and records and other information of the Company or any of its Subsidiaries relating to the Members’ ownership for the limited purposes of (i) preparing Tax Returns as required under this Agreement and (ii) litigation relating to the Members’ ownership of the Company or any of its Subsidiaries prior to the Closing. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.7 shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

6. ESCROW AND INDEMNIFICATION.

6.1 Indemnification.

(a) Expiration of Representations, Warranties, and Covenants. All representations and warranties made by the Company, the Members and Purchaser in this Agreement will survive the Closing until the 15 month anniversary of the Closing Date, at which time such representations and warranties will expire and terminate and be of no further force and effect; provided, however, that (i) the representations and warranties contained in Section 2.23(m) shall survive the Closing until the 36 month anniversary of the Closing Date, at which time such representations and warranties will expire and terminate and be of no further force and effect; and (ii) the representations and warranties contained in Section 2.1 (Organization, Standing and Power), Section 2.2 (Company Subsidiaries), Section 2.3 (Power and Authority), Section 2.4 (Capitalization), Section 2.23(a)-(l); (n) (Taxes), Section 2.31 (Brokers’ and Finders’ Fee), Section 3.1 (Ownership of Units), Section 3.2 (Authority), Section 3.5 (Brokers), Section 4.1 (Organization, Standing and Power), Section 4.2 (Authorization and Binding Obligation of Purchaser), Section 4.5 (Brokers) and Section 4.8 (Independent Investigation; No Other Representations or Warranties) (collectively, the “Fundamental Representations”) will survive the Closing until the 30th day after expiration of the applicable statute of limitations, at which time they will expire and terminate and be of no further force and effect (the date of expiration of any representation or warranty in this Agreement being a “Representation Termination Date”). The covenants or agreements contained in this Agreement will continue in full force and effect after the Closing in accordance with their terms (the date of expiration of any covenant in this Agreement being a “Covenant Termination Date”). No claim for a breach of any representation or warranty contained in this Agreement may be made after the expiration of the Representation Termination Date of such representation or warranty, and no claim for a breach of any covenant contained in this Agreement may be made after the expiration of the Covenant Termination Date of such covenant, in each case except for claims of which a party has received written notification (each, an “Indemnification Claim Notice”) prior to such expiration setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim). If a party has sent an Indemnification Claim Notice to another party within the time period prescribed by this Section 6.1(a), such claim will not be extinguished by the passage of such time period and will survive until such claim has been fully and finally resolved. The Company and the Members waive any statute of limitations to the extent inconsistent with this Section 6.1(a). The parties acknowledge that the time periods set forth in this Section 6.1(a) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(b) Indemnification for Company Representations. Subject to the limitations set forth in Sections 6.1(a), 6.1(b), 6.1(e), 6.1(g) and 6.5, from and after the Closing Date, the Members, severally, but not jointly, in accordance with their respective Pro Rata Portions, will indemnify, defend and hold harmless Purchaser and its Affiliates and their respective shareholders, directors, officers, employees, agents, Representatives, successors in interest and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from, against and in respect of, and will compensate and reimburse the Indemnified Persons for, any and all Damages imposed on, sustained, incurred or suffered by any Indemnified Person, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with: (i) any breach of, or inaccuracy in, any representation or warranty, made by the Company set forth in Article 2 of this Agreement; (ii) any claim by a Member regarding the distribution of payments hereunder among Members; and (iii) Taxes resulting from any activities of the Company prior to Closing including taxes for periods beginning before the Closing and ending after the Closing as determined under the methodology described in Section 5.2(c)(ii).

(c) Indemnification for Member Representations and Covenants. In addition to the indemnification obligations of the Members set forth in Section 6.1(b), but subject to the limitations set forth in Sections 6.1(a), 6.1(b), 6.1(e), 6.1(g) and 6.5, from and after the Closing Date, each Member, severally and not jointly, will indemnify, defend and hold harmless the Indemnified Persons from, against and in respect of, and will compensate and reimburse the Indemnified Persons for, any and all Damages imposed on, sustained, incurred or suffered by any Indemnified Person, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any breach of, or inaccuracy in, any representation or warranty, of such Member set forth in Article 3 of this Agreement; or (ii) any breach by such Member of any covenant of such Member set forth in this Agreement. No Member shall have any obligation to indemnify or defend and hold harmless any Indemnified Person from, against and in respect of any and all Damages imposed on, sustained, incurred or suffered by any Indemnified Person arising out of or in connection with (A) any breach of, or inaccuracy in, any representation or warranty of any other Member set forth in Article 3 of this Agreement; or (B) any breach of any covenant of any other Member set forth in this Agreement.

(d) Indemnification for Purchaser Representations and Covenants. From and after the Closing Date, Purchaser will indemnify, defend and hold harmless each Member and its equity owners, directors, officers, employees, agents, successors in interest and assigns from, against and in respect of, and will compensate and reimburse such Persons for, any and all Damages actually imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any breach of any representation or warranty of Purchaser set forth in Article 4 of this Agreement, and (ii) the breach of any covenant of Purchaser set forth in this Agreement.

(e) Limitations of Liability.

(i) Determination of Damages. In determining the amount of any Damages for which an Indemnified Person is entitled to assert a claim for indemnification hereunder, the amount of any such Damages shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible, retention, increase in premiums and costs of recovery) and other third party recoveries actually received by the Indemnified Person (excluding costs of recovery), the Company, or any Subsidiary in respect of such Damages. If an indemnification payment is received by an Indemnified Person, and any Indemnified Person, the Company, or any Subsidiary later receives insurance proceeds or other third party recoveries in respect of the related Damages, the Purchaser shall promptly pay to the Members’ Representative, for the benefit of the Members, an amount equal to the lesser of (a) the actual amount of such insurance proceeds, other third party recoveries and tax benefits or (b) the actual amount of the indemnification payment previously paid by any Member or the Members’ Representative, on behalf of the Members, with respect to such Damages. To the extent required by law, all parties shall use commercially reasonable efforts to mitigate the amount of Damages for which they may be entitled to indemnification hereunder.

(ii) Deductible. Subject to Sections 6.1(e)(v) and 7.6 and without limiting the effect of any other limitation contained in this Agreement, the indemnification obligations of the Members provided for in Section 6.1(b) and Section 6.1(c) will not apply, and the Indemnified Persons will not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which such Indemnified Persons would otherwise be entitled to be indemnified under Section 6.1(b) and Section 6.1(c) exceeds $300,000 (the “Deductible”); provided, however, that the Deductible will not apply to the Fundamental Representations and any matters described in Sections 6.1(b)(ii) and 6.1(b)(iii), Section 6.1(c)(ii) and Section 6.1(e)(v) (collectively, the “Excluded Matters”). If the aggregate amount of such Damages exceeds the Deductible, then the Indemnified Person will, subject to the other limitations contained herein, be entitled to be indemnified only against the portion of such Damages in excess of the Deductible.

(iii) Cap. Subject to Sections 6.1(e)(v) and 7.6, (i) the Indemnified Persons’ sole and exclusive source of payment for a claim under this Section 6.1 shall be limited to the Escrow Amount, and no Indemnified Person shall seek recourse against any other assets of the Members for any claim and, accordingly, the Members’ cumulative liability for indemnification payments hereunder shall not exceed, in the aggregate, the amount at any time remaining in the Escrow Amount; provided, however, that (x) the limitations in these clauses shall not apply to any Excluded Matters (except as otherwise provided in this Section 6.1(e)(iii)); and (y) the Members’ cumulative liability for indemnification payments made either (1) pursuant to breaches of the representations and warranties contained in Section 2.23(m); or (2) pursuant to Section 6.1(b)(iii), to the extent such payments relate to sales or use Taxes, shall instead be limited first, to the Escrow Amount, so long as it is available, and once the Escrow Amount is no longer available, then to $6,000,000 less any portion of the Escrow Amount actually released to the Indemnified Persons. Subject to Sections 6.1(e)(v) and 7.6 and without limiting the effect of any other limitation contained in this Agreement, the Members’ indemnity obligations for Damages with respect to the Excluded Matters will be limited, in the aggregate, to $60,000,000, less the amount of indemnification payments paid by or on behalf of the Members for other indemnification claims under this Agreement.

(iv) Materiality. For purposes of calculating Damages hereunder (but not for purposes of determining the failure of any representation or warranty to be true and correct), any reference to materiality or Company Material Adverse Effect in the representations and warranties will be disregarded.

(v) Applicability of Limitations. Nothing in this Agreement will limit any remedy any party hereto may have with respect to fraud or intentional and material criminal actions. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted at any time, or any knowledge acquired, capable of being acquired, or that is alleged the other party should have known, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(vi) Other Limitations. No Indemnified Person shall offer to compromise any claim unless the same offer is made to the Member’s Representative, on behalf of all of the Members.

(f) Control of Defense; Conditions. Except as otherwise provided in Section 5.2(d), which will apply to all Tax Contests, in the event Purchaser or another Indemnified Person becomes aware of a third party claim (any such claim, a “Third Party Claim”) that Purchaser believes may result in a claim for indemnification pursuant to this Article 6 by or on behalf of an Indemnified Person, Purchaser will promptly notify the Members’ Representative in writing of such Third Party Claim. Notwithstanding the foregoing, no delay in providing such notice prior to the applicable Representation Termination Date will affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Members are materially prejudiced thereby. Such notice shall contain a reasonably detailed description of the basis of the claim and the nature and amount, if then reasonably ascertainable, of such Damages that may be indemnifiable. The obligations of the Members under this Article 6 with respect to Damages arising from any Third Party Claim will be governed by the following additional terms and conditions:

(i) The Members’ Representative, at its option and at the expense of the Members, will be entitled to assume control of the defense of any Third Party Claim at any time by written notice to the Indemnified Person within 30 days of receiving notice of the Third Party Claim from Purchaser and may appoint as lead counsel of such defense any legal counsel selected by the Members’ Representative and reasonably acceptable to Purchaser. In the event that the Members’ Representative elects to assume control of the defense of any Third Party Claim, the Members’ Representative will keep Purchaser informed of all material events and developments, including promptly providing copies of any correspondence and court filings, with respect to such Third Party Claim.

(ii) Notwithstanding Section 6.1(f)(i) above, the Indemnified Person will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Person’s own expense unless (i) the Members’ Representative has failed to assume (or elects not to assume) the defense and employ counsel in accordance with Section 6.1(f)(i), (ii) the named parties to any such Third Party Claim (including any impleaded parties) include both the Members and the Indemnified Person and, in the opinion of counsel to the Members’ Representative and the Indemnified Person, there is an actual conflict of interest between the Members’ Representative and the Indemnified Person, or (iii) the Indemnified Person determines in good faith that there is a reasonable probability that such Third Party Claim seeks material non-monetary relief, in which case the Indemnified Person will have the right, by notice to the Members’ Representative, to assume the defense of such claim and the reasonable fees and expenses of the Indemnified Person’s counsel incurred in connection with such Third Party Claim will be included in Damages; provided, however, that if it is ultimately determined by agreement of the Members’ Representative and the Indemnified Person or by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified hereunder with respect to the Third Party Claim, such fees and expenses will not be Damages.

(iii) In connection with a Third Party Claim, the Indemnified Person claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control (provided that all Confidential Information shall be subject to the terms of the Confidentiality Agreement). Without limiting the generality of the foregoing, Purchaser will, and will cause employees of the Company and the Company Subsidiaries to, reasonably cooperate fully with the Members’ Representative in connection with any matter for which Members are the indemnifying party. Such cooperation may include, without limitation, (a) assisting in the collection and preparation of discovery materials, (b) meeting with (and making employees available to meet with) the Members’ Representative and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (c) providing to the Members’ Representative and/or its counsel all information under the control of the Company or any of its Subsidiaries that is deemed necessary by the Members’ Representative and/or its counsel for the defense or prosecution of such matter (subject to the attorney-client privilege).

(iv) Neither the Members’ Representative nor the Indemnified Person may consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.

(g) No Duplication of Recovery. Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any Damages resulting from any breach of any representation, warranty, covenant or agreement of the Company or any Member under this Agreement is taken into account as a current liability, reserved or accrued, or otherwise accounted for, in determining Closing Date Net Working Capital, or on the Company Balance Sheet, or otherwise taken into account in the calculation of the Purchase Price, (A) no Indemnified Person may recover such Damages through a claim pursuant to Article 6 or otherwise and (B) such Damages will not be included in the determination of whether all Damages, in the aggregate, exceed the Deductible or the Cap and (ii) no Indemnified Person may recover duplicative Damages in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement, regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

6.2 Subrogation. If (a) the Members’ Representative authorizes any indemnification payment hereunder, and (b) the Purchaser, the Company or any Company Subsidiary has or may have a claim against any insurer or any other third party (excluding any officer, director, employee, customer, supplier, or other party in privity of contract with the Company or a Company Subsidiary, other than any former stockholder of Imgenex, none of which, for the avoidance of doubt, shall be excluded) in respect of the related Damages, the Members’ Representative, on behalf of the Members, shall be subrogated to the rights and claims of the Purchaser, the Company and such Company Subsidiary, as the case may be, against such insurance or third party, as the case may be, but only to the extent the Purchaser, the Company or such Company Subsidiary is not already pursuing such claim against such insurer or third party. The Members’ Representative (on behalf of the Members) shall not, however, have the right to collect aggregate payments from such insurer or other third party or third parties in excess of the actual amount of the indemnification payment previously paid by any Member or the Members’ Representative, on behalf of the Members, with respect to such Damages, and any excess amount so collected shall be promptly turned over to Purchaser. The Purchaser and the Company will, and will cause the Subsidiaries to, execute and deliver to the Members’ Representative such documents and take such other actions as may reasonably be requested in order to give effect to this Section. All actions taken pursuant to the terms of this Section 6.2 shall be at the sole cost and expense of the Member’s Representative.

6.3 Exercise of Remedies by Indemnified Persons other than Purchaser. No Indemnified Person (other than Purchaser) will be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser consents to the assertion of such indemnification claim or the exercise of such other remedy.

6.4 Treatment of Indemnification Payments. To the maximum extent permitted by law, the parties agree that any amount paid to an Indemnified Person pursuant to this Article 6 will be treated as a reduction in the consideration payable hereunder for Tax purposes, and the parties agree to file their Tax Returns and any necessary amendments to Tax Returns accordingly.

6.5 Remedies Exclusive. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Subject to Sections 6.1(e)(v) and 7.6, the remedies provided in this Article 6 shall be the sole and exclusive remedies of the Indemnified Persons and their heirs, successors and assigns after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein. Following the Closing, no party shall bring any claim with respect to this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, except to bring a claim for (i) fraud or intentional and material criminal actions against the party that committed such fraud or intentional and material criminal action, as applicable, (ii) indemnification against the Members in accordance with Section 6.1(b) or Section 6.1(c), (iii) indemnification against the Purchaser in accordance with Section 6.1(d) or (iv) a claim for equitable relief in accordance with Section 7.6. The provisions of this Article 6 constitute an integral part of the consideration given to the Members pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable to the Members pursuant to this Agreement. Subject to the foregoing, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale of the Units shall be those remedies at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract or in tort) for any statement, communication, disclosure, failure to disclose, representation or warranty not set forth in this Agreement.

7.	GENERAL PROVISIONS.

7.1    Notices. All notices and other communications hereunder shall be in writing and will be deemed duly delivered (i) upon receipt if delivered personally, (ii) one Business Day after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, or (iii) upon transmission if sent via facsimile with confirmation of receipt (or, if such facsimile is not sent on a Business Day, then on the next succeeding Business Day), to the parties at the following addresses (or at such other address for a party as may be specified upon like notice):

(a)     if to Purchaser to:

Techne Corporation

614 McKinley Place NE

Minneapolis, MN 55413

Attention: Chief Executive Officer

Facsimile: (612) 656-4514

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attention: Melodie Rose; Alexander Rosenstein

Facsimile: 612-492-7077

Email: mrose@fredlaw.com; arosenstein@fredlaw.com

(b)     if to a Member, to the address set forth opposite such Member’s name on Schedule 1 hereto.

(c)     if to the Company, to:

Novus Holdings, LLC

c/o Techne Corporation

614 McKinley Place NE

Minneapolis, MN 55413

Attention: Chief Executive Officer

Facsimile: (612) 656-4514

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attention: Melodie Rose; Alexander Rosenstein

Facsimile: 612-492-7077

Email: mrose@fredlaw.com; arosenstein@fredlaw.com

(d)     if to Members’ Representative, to:

Mainsail Partners II, L.P.

One Front Street

Suite 3000

San Francisco, CA 94111

Attention: Gavin M. Turner

E-Mail: gavin@mainsailpartners.com

Facsimile: (417)-727-4111

with a copy to:

Choate Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: Lee S. Feldman, Esq.

E-Mail: lfeldman@choate.com

Facsimile: (617)-502-4053

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.3 Integration; Schedules.

(a) Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Company Disclosure Schedule and the other schedules hereto: (i) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and will survive any termination of this Agreement until the Closing; (ii) are not intended to confer upon any other person any rights or remedies hereunder (except for the officers and directors of the Company referenced in Section 5.3); and (iii) may not be assigned by Purchaser, on the one hand, or by Company, the Members’ Representative or any Member, on the other hand (by operation of law or otherwise), without the written consent of Purchaser, the Company and the Members’ Representative; provided, however, that Purchaser may, without the consent of any other party, (A) assign this Agreement to any Affiliate or to a third party in connection with the sale of all or substantially all of the business to which this Agreement relates, and (B) collaterally assign its rights under this Agreement to its lenders or the lenders of any of its Affiliates. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale of the Securities exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

(b) Company Disclosure Schedule. Information set forth on any section of the Company Disclosure Schedule hereto shall be deemed to qualify each section of this Agreement to which such information is applicable (regardless of whether or not such section is qualified by reference to a schedule), so long as application to such section is reasonably discernible from the reading of such disclosure. No information set forth on any section of the Company Disclosure Schedule hereto shall be deemed to broaden in any way the scope of the Company’s representations and warranties. The inclusion of an item on any section of the Company Disclosure Schedule is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been made available to the Purchaser. No disclosure in any section of the Company Disclosure Schedule relating to any possible breach or violation of any agreement, authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

7.4 Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

7.5 Expenses. Other than as set forth in this Agreement, the parties agree that all fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby will be borne by the party incurring such fees and expenses, including all fees of counsel and accountants.

7.6 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event any provision of this Agreement and the transactions contemplated hereby were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that each of the parties hereto will be entitled (in addition to any other remedies available to them at law) to the remedies of specific performance (which will include the right to obtain an order compelling a party’s counterparty hereto to close the transactions contemplated by this Agreement) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

7.7 Waiver of Conflicts. Purchaser (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) the Members’ Representative and the Members shall have the right to retain Choate, Hall & Stewart LLP (the “Designated Firm”) to represent its or their interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated this Agreement (a “Dispute”); (b) Purchaser (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Members’ Representative or the Members by the Designated Firm in any Dispute; (c) all communications between or among any of the Members, the Company (solely with respect to the period prior to Closing), the Members’ Representative or any of their respective Affiliates, directors, officers, employees, agents or representatives, on the one hand, and the Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with (however, excluding communications with the Company following the Closing), this Agreement or otherwise relating to any potential sale of the Company (the “Protected Member Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Member Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Members’ Representative; and (e) to the extent Purchaser or any of its Affiliates (including the Company) should discover in its possession after the Closing any Protected Member Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Members’ Representative, keeping no copies, except to the extent any such Protected Member Communications is included in the minute books and equity record books of the Company or any of the Company Subsidiaries.

7.8 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, will be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

(b) Any judicial proceeding brought with respect to this Agreement shall be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Service of process, summons, notice or other document by mail to such party’s address set forth herein will be effective service of process for any suit, action or other proceeding brought in any such court.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.9 Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation,” (ii) the words “hereby,” “herein,” “hereunder” and “hereto” will be deemed to refer to this Agreement in its entirety and not to any specific article or section of this Agreement, and (iii) all references to “$” mean United States dollars.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

7.10 Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

7.11 Amendment; Waiver. This Agreement may be amended at any time by a writing signed by Purchaser and the Members’ Representative, and any such amendment shall be binding on each of the parties hereto. Any waiver of any of the terms or conditions of this Agreement shall be in writing and shall be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion will not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement will be deemed to or will constitute a waiver of any other term of condition hereof (whether or not similar).

7.12 Termination of Unit Restriction Agreements. By executing this Agreement, each Member that is party to a Unit Restriction Agreement with the Company (each, a “URA”) hereby acknowledges and agrees that effective as of the Closing, such URA is terminated and shall be of no further force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Purchaser, the Company, the Members and the Members’ Representative have caused this Agreement to be executed and delivered by each of them or their respective officers, as an instrument under seal, all as of the date first written above.

PURCHASER:

TECHNE CORPORATION (SEAL)

By:	/s/ Charles R. Kummeth

Name:	Charles R. Kummeth

Title:	Chief Executive Officer

COMPANY:

NOVUS HOLDINGS, LLC (SEAL)

By:	/s/ Karen Padgett

Name:	Karen Padgett

Title	President

MEMBERS’ REPRESENTATIVE:

MAINSAIL PARTNERS II, L.P., solely in its capacity as the Members’ Representative (SEAL)

By:	Mainsail GP II, LLC, its general partner

By:	/s/ Gavin Turner

Name:	Gavin Turner

Title:	Managing Director

MEMBERS:

MAINSAIL PARTNERS II, L.P.
By	Mainsail GP II, LLC, its general partner

By:	/s/ Gavin Turner

Name:	Gavin Turner

Title:	Managing Director

MAINSAIL INCENTIVE PROGRAM, LLC
By	Mainsail Management Company, LLC

By:	/s/ Gavin Turner

Name:	Gavin Turner

Title:	Managing Director

NOVUS BIOLOGICALS, INC.

By:	/s/ Karen Padgett

Name:	Karen Padgett

Title	President and CEO

/s/ Karen Padgett

Karen Padgett

/s/ Todd Padgett

Todd Padgett

/s/ Bryan Tinsley

Bryan Tinsley

/s/ Scott Osgood

Scott Osgood

/s/ Zach Kiebler

Zach Kiebler

/s/ Geoff Donaker

Geoff Donaker

/s/ David Eansor

David Eansor

/s/ Laurie Gilman

Laurie Gilman

/s/ Andrew Walker

Andrew Walker

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Adjustment Amount” means the positive or negative number that is equal to the number that results from subtracting (i) the Baseline Working Capital, from (ii) the Closing Date Net Working Capital.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Anti-Bribery Laws” has the meaning set forth in Section 2.26.

“Baseline Working Capital” means $7,650,000.

“Board and Equity Documents” has the meaning set forth in Section 2.33.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in the State of Minnesota.

“Business Intellectual Property” means all Owned Intellectual Property and all Third Party Intellectual Property.

“Cap” has the meaning set forth in Section 6.1(e)(iii).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Claims” has the meaning set forth in Section 5.5(a).

“Closing” has the meaning set forth in Section 1.4.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 1.5(a).

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Date Balance Sheet” has the meaning defined in Section 1.6(b).

“Closing Date Net Working Capital” means, on the Closing Date, the sum of the consolidated current assets of the Company (excluding, for the avoidance of doubt, Company Cash), less the sum of the consolidated current liabilities of the Company, each determined in accordance with GAAP using the same methods, historical policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies used by the Company to prepare its most recent unaudited financial statements, subject to the following adjustments: the Company’s current liabilities (A) will exclude (to the extent otherwise included in the Company’s current liabilities) (1) all liabilities of the Company for income Taxes, (2) all liabilities of Imgenex for income Taxes, (3) all Company Debt set forth in the Closing Debt Certificate, (4) all Specified Transaction Expenses set forth in the Closing Expense Certificate, (5) all Company Change in Control Payments set forth in the Closing Consideration Spreadsheet, and (6) accrued Tax distributions to Members, and (B) will include any (1) Unpaid Company Debt, (2) Unpaid Specified Transaction Expenses and (3) Unpaid Company Change in Control Payments. A sample calculation of Closing Date Net Working Capital based on the Company Balance Sheet is attached hereto as Exhibit E.

“Closing Date Dispute Notice” has the meaning set forth in Section 1.6(c).

“Closing Date Statement” has the meaning set forth in Section 1.6(b).

“Closing Debt Certificate” has the meaning set forth in Section 1.3(a).

“Closing Expense Certificate” has the meaning set forth in Section 1.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Leased Real Property” has the meaning set forth in Section 2.21(c).

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 2.7.

“Company Balance Sheet Date” has the meaning set forth in Section 2.7.

“Company Cash” means the cash and cash equivalents of the Company and the Company Subsidiaries (plus the amount of all uncleared deposits of the Company and the Company Subsidiaries outstanding, and less the amount of all uncleared checks or withdrawals of the Company and its Subsidiaries outstanding), measured as of the Closing Date and determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare its most recent unaudited financial statements.

“Company Change in Control Payments” means any sale bonuses or other payments due and payable to employees, independent contractors, or directors of the Company or any Company Subsidiary under any Company Employee Plan or otherwise at the Closing of the transactions contemplated by this Agreement, including employment or payroll taxes payable in connection with the foregoing or any other transaction contemplated by this Agreement. In no event will any bonuses that become payable due to events that occurred after the Closing be considered Company Change in Control Payments.

“Company Debt” means all outstanding and unpaid Indebtedness of the Company and its Subsidiaries, determined as of the Closing Date.

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Employee” means any person employed by or providing services to the Company or any Company Subsidiary in the capacity of an employee, consultant, independent contractor, advisor, director or any similar capacity.

“Company Employee Plans” has the meaning set forth in Section 2.24(a).

“Company Financial Statements” has the meaning set forth in Section 2.7.

“Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) on the Company and the Company Subsidiaries, taken as a whole, that, individually or taken together with all other Effects is, or is reasonably likely to be, materially adverse to the overall financial condition, material assets (including intangible assets), liabilities (taken together), business (as currently contemplated by the Company and the Company Subsidiaries) or results of operations of the Company, taken as a whole, regardless of whether such Effect is durationally significant or would substantially threaten the Company’s and the Company Subsidiaries’ earnings power; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse effect (including any claim, litigation, reduction in revenues or income, disruption of business relationships or loss of employees) (i) directly attributable to the announcement or pendency of any of the transactions contemplated by this Agreement, or (ii) arising from, attributable to, or relating to the United States or foreign financial or securities markets or the United States or foreign economy in general or in the industry sectors in which the Company and the Company Subsidiaries operate in general (except that such conditions in this clause “(ii)” will be taken into account to the extent that they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries); (b) the Specified Transaction Expenses; (c) the taking of any action reasonably required to cause compliance with the terms of this Agreement; (d) any breach by Purchaser of this Agreement or the Confidentiality Agreement; (e) the taking of any action by Purchaser or any of its Affiliates; (f) any change in accounting requirements or principles or any change in any Legal Requirement or the interpretation thereof (except that such conditions in this clause “(f)” will be taken into account to the extent they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries); (g) any failure of the Company to achieve any financial projections or budget; or (h) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (except that such conditions in this clause “(h)” will be taken into account to the extent they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries).

“Company Plans” has the meaning set forth in Section 5.6(b).

“Company Subsidiaries” means Imgenex, Novus Biologicals, LLC, Novus Biologicals, LTD, Novus Canada International, LLC and Novus Biologicals Canada, ULC, and any other direct or indirect Subsidiaries of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 5.1(b).

“Contaminants” has the meaning set forth in Section 2.14(q).

“Contingency Amount” has the meaning set forth in Section 1.3(d).

“Contingent Payments” means, collectively, the amounts to be paid to or on behalf of the Members in accordance with Section 1.6 and the Escrow Agreement.

“Controlling Party” has the meaning set forth in Section 5.2(d)(ii).

“Covenant Termination Date” has the meaning set forth in Section 6.1(a).

“Damages” as used in Section 6.1 means any damages, liabilities, losses, claims, settlements, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable legal, expert and consultant fees and expenses, costs of investigation, defense and resolution, the cost of enforcing any right to indemnification hereunder (regardless of whether or not the same relate to any third-party claims) and the cost of pursuing any insurance providers, but for the avoidance of doubt, excluding lost profits, diminution in value, damages calculated based on a multiplier of revenue or EBITDA.

“Data Room” means the documents relating to the Company and its Subsidiaries and their business available for review by Purchaser or its Representatives on and as of the date of this Agreement in the virtual data site maintained on behalf of the Company.

“Deductible” has the meaning set forth in Section 6.1(e)(ii).

“Designated Firm” has the meaning set forth in Section 7.7.

“Designated Members” shall mean Karen Padgett and Todd Padgett.

“Dispute” has the meaning set forth in Section 7.7.

“Encumbrance” or “Encumbrances” in respect of any property or assets, means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Legal Requirement, including any lien, mortgage, charge, pledge, security interest, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other right or claim of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) that affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

“Environmental Laws” means any applicable, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

“Environmental Permits” has the meaning set forth in Section 2.22(a).

“ERISA” has the meaning set forth in Section 2.24(a).

“Escrow Account” has the meaning set forth in Section 1.3(c).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 1.3(c).

“Escrow Amount” means an amount equal to $6,000,000.

“Estimated Adjustment Amount” has the meaning set forth in Section 1.6(b).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.6(a).

“Estimated Closing Date Statement” has the meaning set forth in Section 1.6(a).

“Estimated Company Cash” has the meaning set forth in Section 1.6(a)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Matters” has the meaning set forth in Section 6.1(e)(ii).

“FDA” has the meaning set forth in Section 2.18.

“Final Adjustment Amount” has the meaning set forth in Section 1.6(e).

“Final Closing Date Statement” has the meaning set forth in Section 1.6(e).

“Final Company Cash” has the meaning set forth in Section 1.6(e).

“FLSA” has the meaning set forth in Section 2.19(c).

“Foreign Benefit Plans” has the meaning set forth in Section 2.24(j).

“Fundamental Representations” has the meaning set forth in Section 6.1(a).

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“Government Official” means any (a) officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any fully or partially state-owned or controlled enterprise, institution or healthcare facility), or any officer, employee or other individual acting in an official capacity for a public international organization or (b) political party or official thereof or any candidate for any political office.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or union thereof (including the European Union), or any department, agency or instrumentality or fully-owned or partially-owned enterprise of such government or political subdivision or union, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization, authority, department, agency or instrumentality have the force of law), or any arbitrator, court or tribunal of competent jurisdiction whose findings, rulings or determinations have the force of law.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant” or “contaminant.” The term “Hazardous Materials” includes any “hazardous substances,” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes,” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials any polychlorinated biphenyls, and any oil, including petroleum, fuel oil, sludge, oil refuse, and oil mixed with wastes or hydrocarbonic substance, fraction, distillate or by-product.

“Imgenex” has the meaning set forth in Section 1.9.

“Indebtedness” means, as of any date of determination, (without duplication) with respect to any Person, (a) all outstanding payment obligations of such Person for borrowed money or with respect to similar cash advances (including all obligations pursuant to any sale or financing of receivables); (b) all outstanding payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all outstanding payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even when the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all outstanding payment obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) any direct or indirect guarantee by such Person of Indebtedness of others; (g) all Capital Lease Obligations of such Person; (h) all outstanding payment obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (only to the extent drawn and to the extent of any availability charges outstanding); (i) all outstanding payment obligations, contingent or otherwise, of such Person in respect of any letter of credit, banker’s acceptance or similar credit transaction (only to the extent drawn and to the extent of any availability charges outstanding); (j) all outstanding payment obligations in respect of any swap, forward, cap, future, hedge or derivative transaction; (k) renewals, extensions and refundings of any such Indebtedness; and (l) any accrued interest associated with any such Indebtedness. The Indebtedness of any Person includes the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to any contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (ii) Indebtedness will not include any liability for Taxes. In no event shall Indebtedness include (A) any intercompany indebtedness; (B) any indebtedness arranged by the Purchaser or any of its Affiliates; or (C) any liability included in the calculation of working capital.

“Indemnification Claim Notice” has the meaning set forth in Section 6.1(a).

“Indemnified Person” or “Indemnified Persons” has the meaning set forth in Section 6.1(b).

“Independent Accounting Firm” means BDO USA, LLP.

“Intellectual Property” means all intellectual property and associated rights that may exist or be created under the laws of any jurisdiction in the world, including all of the following: (a) patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, inter partes reviews, post grant reviews, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing; (b) trademarks, service marks, trade dress, logos, trade names, design rights and other similar designations of source, whether registered or unregistered, and the goodwill associated therewith and registrations and applications for registration thereof; (c) works of authorship, copyrights and rights under copyrights, including moral rights, and any registrations and applications for registration thereof; (d) mask work rights and registrations and applications for registration thereof; (e) trade secrets and confidential information; (f) internet domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and URLs; (g) software and firmware, including source code, object code and database rights; and (h) any other proprietary rights recognized in any jurisdiction worldwide.

“Investor Members” means Mainsail Partners II, L.P. and Mainsail Incentive Program, LLC.

“IP Agreement” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property (other than agreements relating to commercially-available, non-customized off-the-shelf software that is (i) licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (ii) not incorporated into any of the products or services of the Company or any Company Subsidiary, and (iii) is generally available on standard terms for less than $5,000): (a) to which the Company or any of its Subsidiaries is a party; or (b) under which the Company or any of its Subsidiaries is a licensor or licensee.

“Knowledge of the Company” means the actual knowledge of Karen Padgett, Todd Padgett, Dave Eansor and Scott Osgood, and knowledge of such facts or matters such Persons would reasonably be expected to discover or become aware of after conducting a reasonable investigation within the Company and the Company Subsidiaries.

“Labor Laws” has the meaning set forth in Section 2.19(c).

“Lease” or “Leases” has the meaning set forth in Section 2.21(b)(i).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that the Company and the Company Subsidiaries possess and/or use.

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, in each case that has the force of law, and any orders, writs, injunctions, awards, judgments and decrees that have the force of law and are applicable to the Company or to any of its assets, properties or businesses.

“Material Contract” has the meaning set forth in Section 2.16(c).

“Material IP Agreement” has the meaning set forth in Section 2.14(b).

“Members’ Representative” has the meaning set forth in Section 1.11(a).

“Members” has the meaning set forth in the introductory paragraph.

“Non-Controlling Party” has the meaning set forth in Section 5.2(d)(ii).

“OFAC” has the meaning set forth in Section 2.29.

“OFAC Regulations” has the meaning set forth in Section 2.29.

“Open Source Software” means any Software that meets one or more of the following criteria: (a) has been distributed, contributed or otherwise transferred into the public domain, either voluntarily, involuntarily, by the operation of law or otherwise, (b) was formerly governed by intellectual property rights, all or some of which have been invalidated, terminated, expired, waived or otherwise lapsed, (c) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” intellectual property pool license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (d) subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

“Organizational Documents” means the articles or certificate of incorporation or organization, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” has the meaning set forth in Section 2.20.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Data” means a natural person’s first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and with respect to any Straddle Period, all Taxes that relate to the portion of such Straddle Period ending on and including the Closing Date.

“Prior Service” has the meaning set forth in Section 5.6(b).

“Privacy Agreements” has the meaning set forth in Section 2.14(k).

“Pro Rata Portion” means, with respect to a Member, as set forth in Schedule 1 hereto.

“Product Liability” means any liability, claim or expense (including attorneys’ fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product, negligent provision of services, product recall, or any other liability, claim or expense arising from the manufacturing, packaging, labeling (including instructions for use), marketing, distribution or sale of products (whether for clinical trial purposes, commercial use or otherwise).

“Protected Member Communications” has the meaning set forth in Section 7.7.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 4.3.

“Purchaser’s Plans” has the meaning set forth in Section 5.6(b).

“Registered Intellectual Property” has the meaning set forth in Section 2.14(a).

“Released Claims” has the meaning set forth in Section 5.5(a).

“Releasees” has the meaning set forth in Section 5.5(a).

“Releasors” has the meaning set forth in Section 5.5(a).

“Representation Termination Date” has the meaning set forth in Section 6.1(a).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Requisite Members” has the meaning set forth in Section 1.11(c).

“Restricted Business” has the meaning set forth in Section 5.4(a).

“Restricted Period” has the meaning set forth in Section 5.4(a).

“Sanctions Target” has the meaning set forth in Section 2.29.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer databases, computer software and subsequent versions thereof, including firmware, programs, modules, source code, object, executable or binary code, objects, comments, screens, user interfaces, libraries, drivers, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and all other items and documentation related thereto or associated therewith, and portions thereof, including computer programs, materials, tapes, know-how, processes and other written materials.

“Specified Transaction Expenses” means all expenses incurred by or on behalf of the Company or any Company Subsidiary in connection with the transactions contemplated hereby, but only to the extent incurred prior to the Closing (whether payable prior to or after the Closing), including the following: (a) legal, accounting, tax, financial advisory, valuation expert, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company or any Company Subsidiary in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers); and (b) payments made in order to obtain any consents or approvals in connection with the transactions contemplated by this Agreement.

“Straddle Period” means any taxable period commencing on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means an entity in which at least 50% of its outstanding equity or financial interests are owned directly, indirectly or beneficially by another entity.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity or membership interest, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Contest” has the meaning set forth in Section 5.2(d)(i).

“Tax Return” means any return, declaration, report, claim for refund, information statement or report or other document filed or required to be filed with a Governmental Authority with respect to Taxes (including any related or supporting schedules, statements or information).

“Third Party Claim” has the meaning set forth in Section 6.1(f).

“Third Party Intellectual Property” means all Intellectual Property that is owned by a party other than the Company or a Company Subsidiary and that the Company or a Company Subsidiary is authorized to use by a license, sublicense or other agreement with such party.

“Unit Purchase” has the meaning set forth in the Recitals.

“Units” means, collectively, the Class P Units, the Class F Units and the Class M Units of the Company, as described in the Amended and Restated Limited Liability Company Agreement of the Company, as amended.

“Unpaid Company Change in Control Payments” means Company Change in Control Payments not set forth in the Closing Consideration Spreadsheet.

“Unpaid Company Debt” means Company Debt unpaid and outstanding at the Closing and not set forth in the Closing Debt Certificate.

“Unpaid Specified Transaction Expenses” means Specified Transaction Expenses unpaid and outstanding at the Closing and not set forth in the Closing Expense Certificate.

“URA” shall have the meaning set forth in Section 7.12.

“WARN” has the meaning set forth in Section 2.19(c).

Pursuant to Item 601(b)(2) of Regulation S-K, the following Exhibits and Schedules have been omitted and will be furnished supplementally to the SEC upon request:

Exhibit B:	Escrow Agreement
Exhibit C:	Closing Consideration Spreadsheet
Exhibit D-1:	Form of Employment Agreement
Exhibit D-2:	Form of Consulting Agreement
Exhibit E:	Sample Closing Date Net Working Capital Calculation
Exhibit G:	Agreement of Option Holder
Exhibit H:	Agreement of Warrant Holder

Schedule 1.9	Purchase Price Allocation
Schedule 1.10	Closing Deliverables

Disclosure Schedule